Exhibit 4.8

Execution Version

SPV INVESTMENT FACILITY

between

ABACUS LIFE, INC.,

as Borrower,

and

ABACUS INVESTMENT SPV, LLC,

as Lender

Dated as of July 5, 2023

i

4.12	Federal Regulations	45
4.13	ERISA	46
4.14	[Reserved]	46
4.15	Investment Company Act	46
4.16	Subsidiaries	46
4.17	Purpose of Term Loans	46
4.18	Environmental Matters	47
4.19	No Material Misstatements	47
4.20	Labor Matters	48
4.21	Material Contracts	48
4.22	Anti-Terrorism; FCPA	48
4.23	[Reserved]	49
4.24	Accounts	49
4.25	Operating Policies and Practices	49

SECTION 5.	CONDITIONS PRECEDENT	49

5.1	Conditions to Extension of Credit	49
5.2	[Reserved]	51

SECTION 6.	AFFIRMATIVE COVENANTS	51

6.1	Financial Statements	51
6.2	Certificates; Other Information	53
6.3	Payment of Taxes	54
6.4	Maintenance of Existence; Compliance with Laws	54
6.5	Maintenance of Property; Compliance with Contracts; Insurance	54
6.6	Inspection of Property; Books and Records; Discussions	55
6.7	Notices	56
6.8	Environmental Laws	57
6.9	After-Acquired Policies and Future Subsidiaries	57
6.10	Accounting Changes	58
6.11	Use of Proceeds	58
6.12	Post-Closing Undertakings	58
6.13	[Reserved]	58
6.14	[Reserved]	58

SECTION 7.	NEGATIVE COVENANTS	58

7.1	Limitation on Indebtedness	58
7.2	Limitation on Liens	61
7.3	Limitation on Fundamental Changes	63
7.4	Limitation on Asset Dispositions	64
7.5	Limitation on Dividends and Other Restricted Payments	65
7.6	[Reserved]	66
7.7	Limitation on Transactions with Affiliates	66
7.8	[Reserved]	68

7.9	Limitation on Investments	68
7.10	Limitation on Restrictions on Distributions from Subsidiaries	68
7.11	Financial Covenant	69
7.12	Limitation on Lines of Business	69

SECTION 8.	EVENTS OF DEFAULT	69

8.1	Events of Default	69
8.2	Borrower’s Right to Cure	73
8.3	Expired Defaults	74

SECTION 9.	THE LENDER	74

9.1	[Reserved]	74
9.2	[Reserved]	74
9.3	[Reserved]	75
9.4	[Reserved]	75
9.5	[Reserved]	75
9.6	[Reserved]	75
9.7	[Reserved]	75
9.8	[Reserved]	75
9.9	[Reserved]	75
9.10	[Reserved]	75
9.11	[Reserved]	75
9.12	[Reserved]	75
9.13	[Reserved]	75
9.14	Application of Proceeds	75
9.15	[Reserved]	75
9.16	[Reserved]	75
9.17	[Reserved]	75

SECTION 10.	MISCELLANEOUS	76

10.1	Amendments and Waivers	76
10.2	Notices	76
10.3	No Waiver; Cumulative Remedies	78
10.4	Survival of Representations and Warranties	78
10.5	Payment of Expenses and Taxes	79
10.6	Successors and Assigns; Participations and Assignments	80
10.7	Adjustments; Set-off; Calculations; Computations	84
10.8	Judgment	85
10.9	Counterparts	85
10.10	Severability	86
10.11	Integration	86
10.12	GOVERNING LAW	86
10.13	Submission to Jurisdiction; Waivers	86
10.14	Acknowledgements	87

10.15	WAIVER OF JURY TRIAL	88
10.16	Confidentiality	88
10.17	[Reserved]	89
10.18	USA PATRIOT Act Notice	89
10.19	[Reserved]	90
10.20	Electronic Execution of SPV Investment Documents, Assignments and Certain Other Documents	90
10.21	[Reserved]	90
10.22	Postponement of Subrogation	90
10.23	Reinstatement	90
10.24	Acknowledgment Regarding Any Supported QFCs	91
10.25	Timing of SPAC Transaction and Merger	92
10.26	Status as Subordinated Indebtedness	92

SCHEDULES

A	Commitments and Addresses
B	[Reserved]
C	[Reserved]
D	Operating Policies and Practices
E	[Reserved]
F	Pre-Closing Consolidated EBITDA
4.4	Consents Required
4.6	Litigation
4.16	Subsidiaries
4.18	Environmental Matters
4.23	[Reserved]
4.24	Accounts
6.2	Document Posting Website
6.12	Post-Closing Undertakings
7.10	Contractual Obligation Restrictions

EXHIBITS

A	Form of Note
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	[Reserved]
F	Form of U.S. Tax Compliance Certificates
G	Form of Assignment and Acceptance
H	Form of Compliance Certificate
I	Form of Officer’s Certificate
J	Form of Secretary’s Certificate
K	[Reserved]
L	Form of Solvency Certificate

v

THIS INSTRUMENT AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF JULY 5, 2023, BY AND AMONG ABACUS INVESTMENT SPV, LLC (“SUBORDINATED CREDITOR”), OWL ROCK CAPITAL CORPORATION, AS AGENT FOR ALL SENIOR LENDERS PARTY TO THE SENIOR LOAN AGREEMENT (AS SUCH TERMS ARE DEFINED IN THE SUBORDINATION AGREEMENT) (IN SUCH CAPACITY, THE “SENIOR AGENT”), ABACUS LIFE, INC., A DELAWARE CORPORATION (“BORROWER”), AND EACH OTHER LOAN PARTY PARTY THERETO, AND THE OTHER SENIOR DEBT DOCUMENTS (AS DEFINED IN THE SUBORDINATION AGREEMENT) TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT, AND SUCH INDEBTEDNESS CONSTITUTES “SUBORDINATED DEBT” FOR ALL PURPOSES OF THE SUBORDINATION AGREEMENT). THE SUBORDINATED CREDITOR AND EACH OTHER CREDITOR UNDER THE SUBORDINATED DEBT DOCUMENTS (AS DEFINED IN THE SUBORDINATION AGREEMENT), BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SPV INVESTMENT FACILITY, dated as of July 5, 2023, between ABACUS LIFE, INC., a Delaware corporation (as further defined in subsection 1.1, the “Borrower”) and ABACUS INVESTMENT SPV, LLC, a Delaware limited liability company (the “SPV”), acting in its capacity as lender under the Agreement (together with its successors and permitted assigns, the “Lender”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrower will enter into this Agreement and pursuant to the terms hereof borrow Term Loans in an aggregate principal amount of $25.0 million; and

WHEREAS, the Term Loans and proceeds will be used on the Closing Date for the purposes herein described.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerated”: as defined in subsection 8.1(e).

“Acceleration”: as defined in subsection 8.1(e).

“Accounts”: as defined in the UCC.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary, in no event shall the Lender or any of its Affiliates be considered an “Affiliate” of any Loan Party.

“Affiliate Transaction”: as defined in subsection 7.7.

“Agreement”: this SPV Investment Facility, as it may be amended, restated, supplemented, waived or otherwise modified from time to time in accordance with its terms.

“Anti-Corruption Laws”: the applicable laws and regulations of the United States (including the FCPA) concerning or relating to bribery, corruption, and money laundering.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Lender pursuant to any SPV Investment Document or the transactions contemplated therein, including (a) any written communication delivered or required to be delivered in respect of any SPV Investment Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other informational material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 3.4 and (ii) all notices of any Default.

“Arms-Length Affiliate Transaction”: as defined in subsection 7.7.

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Subsidiary, property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries (including any disposition of shares of Capital Stock of any Subsidiary or joint venture held by the Borrower or a Subsidiary or any disposition by means of a merger, consolidation or similar transaction except, in each case, in compliance with subsections 7.2, 7.3 and 7.9, as applicable), other than any Permitted Payment or the transfer of property or other assets by a Subsidiary to the Borrower or another Subsidiary Guarantor.

“Assignee”: as defined in subsection 10.6(a).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit G or such other form reasonably acceptable to the Borrower and approved by the Lender.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: with respect to any Person, means the obligations of such Person pursuant to any Bank Products Agreement.

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto, including any successor in interest thereto permitted pursuant to the terms of this Agreement.

“Borrower Materials”: as defined in subsection 10.2(e).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to subsection 2.3 as a date on which the Borrower requests the Lender to make Term Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close, or are in fact closed.

“Capital Stock”: of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity interests or rights.

“Cash Equivalents”: any of the following:

(a) money, including Dollars, Canadian Dollars, Pounds Sterling, Euros and Swiss Francs;

(b) (i) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of The European Union or any agency or instrumentality of any thereof and (ii) other securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by (x) any state, commonwealth or territory of the United States, or (y) any political subdivision or taxing authority of any such state, commonwealth or territory or by a foreign government having an Investment Grade Rating,

(c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (ii) above,

(e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

(f) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500.0 million and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above, and

(g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CDD Rule”: the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“Change in Law”: as defined in subsection 3.11(a).

“Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total Voting Stock; as used in this paragraph “Voting Stock” shall mean shares of the Borrower’s Capital Stock entitled to vote generally in the election of directors or (ii) any “change of control” (however denominated) occurs under the Owl Rock Credit Facility. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”: the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: the commitment of a Lender to make or otherwise fund a Term Loan pursuant to subsection 2.1(a)(i) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposing the Lender’s name on Schedule A under the heading “Term Loan Commitment”. For the avoidance of doubt, the Commitment includes the amount against which the SPV Purchase and Sale Note will be issued. The aggregate amount of the Commitments as of the Closing Date is $25.0 million.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 6.2(a).

“Consolidated EBITDA”: for any period,

(a) the Consolidated Net Income for such period, plus without duplication and to the extent deducted in calculating Consolidated Net Income for such period, the sum of:

(i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii) Consolidated Interest Expense and all items excluded from the definition of Consolidated Interest Expense pursuant to clause (ii) thereof, and any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Securitization Financing,

(iii) (x) depreciation and amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and (y) all other non-cash charges or non-cash losses,

(iv) any expenses, costs or charges related to (x) the SPAC Transaction or (y) the issuance of Capital Stock (whether or not consummated), or (z) the issuance, incurrence or refinancing of Indebtedness permitted under this Agreement (whether or not consummated), including, for the avoidance of doubt, in respect of any Permitted Subordinate Indebtedness (as defined in the Owl Rock Credit Facility) and the Owl Rock Credit Facility, and

(v) the amount of any minority interest expense deducted from income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,

plus (b) solely with respect to determining compliance with subsection 7.11, any Cure Amount received in respect of the Relevant Four Fiscal Quarter Period in accordance in accordance with subsection 8.2.

Notwithstanding the foregoing, Consolidated EBITDA of the Borrower and its Subsidiaries for any applicable period prior to the Closing Date shall be the amount set forth for such period on Schedule F.

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the Borrower or a Subsidiary solely resulting from a pledge of the Equity Interests in a Designated Non-Guarantor securing indebtedness of such Designated Non-Guarantor which is non-recourse to the Borrower and the other Loan Parties, as applicable) of the type set forth in clauses (i), (ii), (v), (vi) and (viii) of the definition of Indebtedness, in each case, determined on a Consolidated basis in accordance with GAAP (but excluding, for the avoidance of doubt (a) any intercompany transactions eliminated in consolidation and (b) any other item not Consolidated based on the definition of Consolidation); provided that, notwithstanding anything to the contrary, in no event shall obligations in respect of Permitted Securitization Financings constitute Indebtedness of the type included in the definition of Consolidated Indebtedness.

“Consolidated Interest Expense”: for any period,

(i) the total interest expense of the Borrower and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental, or other expense in connection with a lease that is not a Financing Lease Obligation), (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, minus

(ii) dividends paid in cash in respect of preferred stock or Disqualified Stock held by a Person other than a Loan Party,

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, any expensing of bridge, commitment or other financing fees, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Borrower or a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution,

(ii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Borrower or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith) or (y) the disposal, abandonment or discontinuation of operations of the Borrower or any Subsidiary,

(iii) any items classified as an extraordinary (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01), unusual, nonrecurring, exceptional, special or infrequent gain, loss or charge and any other gain, loss or charge not in the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive) (including fees, expenses and charges associated with the Transactions and any planned or consummated acquisition, merger or consolidation permitted by this Agreement after the Closing Date),

(iv) any non-cash charge, expense or other non-cash impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(v) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(vi) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, producer recruitment, Servicer programs, Investment, Asset Disposition, issuance of Capital Stock, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(vii) any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies,

(viii) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded,

(ix) any and all discounts, commissions, fees and other charges (including interest expense) associated with any Permitted Securitization Financing, and

(x) the cumulative effect of a change in accounting policies;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (x) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Net Indebtedness”: as of any date of determination, an amount equal to (i) Consolidated Indebtedness as of such date, minus (ii) the amount of Unrestricted Cash of the Borrower and its Subsidiaries, minus (iii) the amount of Indebtedness outstanding under the Facilities and minus (iv) the amount of other subordinated Indebtedness permitted to be outstanding under (x) this Agreement and (y) the Owl Rock Credit Facility as Permitted Subordinate Indebtedness (as defined therein as of the Closing Date).

“Consolidated Net Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Net Indebtedness (after giving effect to any discharge of Indebtedness as of such date) as at such date to (y) the Four Quarter Consolidated EBITDA as of such date.

“Consolidation”: the consolidation of the accounts of each of the Subsidiaries with those of the Borrower in accordance with GAAP (it being understood that Designated Non-Guarantors or interests in such Designated Non-Guarantors shall not be considered to be (or required to be) consolidated for purposes of this Agreement whether or not required by GAAP). The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cure Amount”: as defined in subsection 8.2(a).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default”: an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Notice”: as defined in subsection 8.1(e).

“Default Rate”: a rate equal to the applicable interest rate on the Term Loans under subsection 3.1, plus two percent (2.0%) per annum to the fullest extent permitted by applicable Requirement of Law and subject to the Subordination Restrictions.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Guarantor”: (i) LMA Series, LLC, (ii) LMX Series, LLC, (iii) Longevity Market Advisors, LLC, (iv) any existing direct or indirect subsidiary of any Designated Non-Guarantor under clause (i), (ii), or (iii) of this definition, and (v) if so elected by the Borrower, designated in writing to the Lender and permitted pursuant to the provisions of subsection 6.9(f), one or more of the Borrower’s subsidiaries created or acquired after the Closing Date (it being understood and agreed that, for the avoidance of doubt, (a) the Borrower may make an election to designate a Designated Non-Guarantor as a Subsidiary Guarantor (it being further understood and agreed that the Borrower may not subsequently elect to re-designate such Subsidiary Guarantor as a Designated Non-Guarantor) or (b) if any Designated Non-Guarantor under clause (i), (ii), (iii), (iv) or (v) of this definition would cease to have any direct or indirect ownership retained by the Borrower, such entity shall, automatically and without further notice or other action, cease to be a Designated Non-Guarantor for all purposes under this Agreement).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower on whose Board of Directors such member serves in respect of such member’s role as director (or equivalent position).

“Disqualified Lender”: any Person or any Affiliate of such Person, in each case that is either (x) a competitor of the Borrower or (y) otherwise designated in a written list by the Borrower in Borrower’s reasonable discretion provided to the Lender from time to time (including prior to the Closing Date) or, in each case, any other Affiliate of such Person reasonably identifiable as such on the basis of such Affiliate’s name. Notwithstanding the ability of the Borrower to supplement the written list of Disqualified Lenders, no such supplement or other modification shall be given retroactive effect.

“Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event or condition (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition so long as any rights of the holders thereof upon the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition shall be subject to the prior repayment in full of the Term Loans and all other SPV Investment Document Obligations that are accrued and payable and the termination of the Commitments), (ii) provides for the scheduled payments of dividends in cash, (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock or (iv) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Stock and other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss, or an Asset Disposition or other disposition so long as any rights of the holders thereof upon the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” event of loss or an Asset Disposition or other disposition shall be subject to the prior repayment in full of the Term Loans and all other SPV Investment Document Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, in each case on or prior to the Maturity Date; provided that if such Capital Stock is issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Eligible Asset”: the meaning specified on Schedule B to the Owl Rock Credit Facility.

“Eligible Policy”: the meaning specified on Schedule B to the Owl Rock Credit Facility.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.

“Environmental Laws”: any and all applicable U.S. federal, state, provincial, territorial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, exemptions and any other authorization required under any Environmental Law.

“Equity Interests”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: as defined in subsection 4.13(a).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied and all grace periods or cure rights have expired and at the time of such event, there is no applicable restriction under subsection 8.3.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: means the “Excluded Assets” as defined in the Owl Rock Credit Facility or related loan documentation as of the Closing Date

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender (a) Taxes measured by or imposed upon the net income of the Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of the Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which the Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any present or former connection between the jurisdiction imposing such Tax and the Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other SPV Investment Document and (d) Taxes imposed under FATCA.

“Expired Default”: as defined in subsection 8.3.

“Extension of Credit”: as to the Lender, the making of the Term Loans.

“Facility”: the Commitment and the Extension of Credit made thereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Borrower, whose determination will be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable), any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“FCPA”: the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal District Court”: as defined in subsection 10.13(a).

“Financial Covenant Event of Default”: any Event of Default under subsection 8.1(c) arising because of a breach of subsection 7.11 (but in all cases subject to applicable cure rights and subsection 8.3).

“Financing Lease”: any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease on a consolidated balance sheet of the Borrower and its Subsidiaries. The Stated Maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Lease Obligation”: an obligation under any Financing Lease.

“Foreign Subsidiary”: (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco. Any subsidiary of the Borrower which is organized and existing under the laws of Puerto Rico or any other territory or possession of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash and Cash Equivalents) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to subsection 6.1 with respect to such period.

“Four Quarter Consolidated EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower have been delivered under subsections 6.1(a) or 6.1(b), provided that:

(1) if, since the beginning of such period, the Borrower or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder (any such disposition, a “Sale”) (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if, since the beginning of such period, the Borrower or Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that becomes a Subsidiary Guarantor (within the time required by subsection 6.9), or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment, acquisition or designation, a “Purchase”) (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if, since the beginning of such period, any Person became a Subsidiary or was merged or consolidated with or into the Borrower or any Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, (i) whenever pro forma effect is to be given to any Sale or Purchase, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof may include anticipated cost synergies relating to any such Sale or Purchase and shall be as determined in good faith by a Responsible Officer of the Borrower; provided that with respect to cost synergies relating to any Sale or Purchase, the cost synergies are expected (in the good faith determination of the Borrower) to be realized no later than 12 months after the date of determination and (ii) to the extent a greater amount would arise under the definition then in effect under the Owl Rock Credit Facility, the Borrower can make adjustments to the reported figures under this definition such that the corresponding numbers are the same (and if requested by the Lender, the Borrower shall provide a reconciliation).

“GAAP”: as of any date of determination, generally accepted accounting principles in the United States of America as in effect on such date.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement”: that certain Guaranty Agreement, dated as of the date hereof, made by the Subsidiary Guarantors in favor of the Lender.

“Guarantors”: the collective reference to the initial Subsidiary Guarantors and each additional guarantor that is from time to time party to the Guaranty Agreement, each, individually, a “Guarantor”. (It is understood that the Guarantors under this Agreement shall be the same (and are required to be the same) as the guarantors under the Owl Rock Credit Facility.)

“Hedging Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Incorrect Invoice”: as defined in subsection 8.1(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed to not be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (provided that, at no time shall surety bonds, performance bonds or similar instruments be included within this clause (ii) except to the extent of a reimbursement obligation then outstanding),

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable),

(iv) the principal components of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Financing Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or senior management of the Borrower or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include (t) any liability for federal, state, local or other taxes owed or owing to any government or other taxing authority, (u) deferred or prepaid revenue, (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (w) obligations, to the extent such obligations constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement, (x) Contingent Obligations Incurred in the ordinary course of business or (y) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing any accounting records, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement or, to the extent not provided herein, shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 10.5.

“Indemnitee”: as defined in subsection 10.5.

“Intellectual Property”: as defined in subsection 4.9.

“Interest Payment Date”: the first Business Day of each fiscal quarter commencing with September 1, 2023.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Investment”: in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, advisors, consultants, directors (or equivalent), officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. The amount of any Investment at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or any equivalent rating by any other rating agency.

“Investors”: (i) East Sponsor LLC, (ii) the Management Investors, (iii) any other initial non-public investors in the Borrower and (iv) any of their respective legal successors.

“Judgment Conversion Date”: as defined in subsection 10.8(a).

“Judgment Currency”: as defined in subsection 10.8(a).

“LCT Blocking Default”: (a) the Borrower fails to pay any principal or interest of the Term Loans when due and payable and an Event of Default has occurred and is continuing under subsection 8.1(a) as a result thereof, (b) an Event of Default has occurred and is continuing under subsection 8.1(f) or (c) an Event of Default has occurred and is continuing under subsection 8.1(e) (solely in respect of the Owl Rock Credit Facility).

“LCT Election”: as defined in subsection 1.2(j).

“LCT Test Date”: as defined in subsection 1.2(j).

“Lender”: (i) initially, the SPV and (ii) from time to time after the Closing Date, any other Persons that become party to this Agreement as a lender.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Subsidiaries of any assets, business or Person (including any producer recruitment or Servicer programs) or any other Investment permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Equity Interests (including preferred stock) requiring irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquid Asset Coverage Ratio”: means the “Liquid Asset Coverage Ratio” as defined in the Owl Rock Credit Facility as of the Closing Date.

“Loan Parties”: the Borrower and each Guarantor under the SPV Investment Documents; individually, a “Loan Party”.

“Management Investors”: Sean McNealy, Jay Jackson, Scott Kirby, Matt Ganovsky, or family members or relatives of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive) or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the SPV Investment Documents or (c) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other SPV Investment Documents or the rights or remedies of the Lender under the SPV Investment Documents, in each case taken as a whole.

“Material Contract”: any agreement or arrangement to which the Borrower or any other Loan Party is party (other than the SPV Investment Documents) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933, as amended from time to time, and any successor statute.

“Material Non-Public Information”: any information which is (a) not publicly available and (b) material with respect to the Borrower and its Subsidiaries or its or their Affiliates or its or their respective securities for purposes of United States federal and state securities laws.

“Materials of Environmental Concern”: any substances, materials or wastes defined, listed, or regulated as hazardous or toxic, or as pollutants or contaminants, in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: July 5, 2026, subject to two automatic extensions of one year each without any amendment of the relevant documentation if neither the Borrower nor the Lender delivers a notice of termination prior to the applicable Renewal Date.

“Merger Agreement”: Agreement and Plan of Merger, dated August 30, 2022, among East Resources Acquisition Company, LMA Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of East Resources Acquisition Company, Abacus Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of East Resources Acquisition Company, Longevity Market Assets, LLC, a Florida limited liability company, and Abacus Settlements, LLC, a Florida limited liability company, as amended, restated or otherwise modified from time to time.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title, transfer and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Disposition or Recovery Event, (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition or Recovery Event, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, (iii) all proportional distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or other non-wholly owned Persons as a result of such Asset Disposition or Recovery Event, or to any other Person (other than a Loan Party) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or any Subsidiary, in either case in respect of such Asset Disposition, (v) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries, (vi) obligations, costs, expenses or fees in respect of any securitization or other financing (including Permitted Securitization Financings) and (vii) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Subsidiary that is not a Loan Party, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to the Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to the Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Borrower or any Subsidiary, (C) any violation of the provisions of any joint venture (or agreement governing a non-wholly owned Person) or other material agreement governing or binding upon the Borrower or any Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), or (E) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or the Incurrence of Indebtedness by, the Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale, contribution or Incurrence net of any attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and any brokerage, consultant and other fees and payments (including any expense reimbursement payments) actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result thereof.

“New York Courts”: as defined in subsection 10.13(a).

“New York Supreme Court”: as defined in subsection 10.13(a).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Note”: as defined in subsection 2.2(a).

“Obligation Currency”: as defined in subsection 10.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“OFAC”: as defined in subsection 4.22.

“Operating Policies and Practices”: those operating policies and practices relating to Purchased Policies described in Schedule D, as modified in compliance with this Agreement.

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Owl Rock”: Owl Rock Capital Corporation, and any successor in interest thereto.

“Owl Rock Agent”: the administrative agent and/or the collateral agent, as applicable, under the Owl Rock Credit Facility.

“Owl Rock Collateral”: means the “Collateral” as defined in the Owl Rock Credit Facility as of the Closing Date

“Owl Rock Credit Facility”: that certain Credit Agreement, dated as of the date hereof, among the Borrower, the lenders from time to time party thereto and Owl Rock, as administrative agent and collateral agent for the lenders party thereto as amended, restated or otherwise modified from time to time in accordance with the Subordination Agreement and not materially adverse to the Lender.

“Participant”: as defined in subsection 10.6(f)(i).

“Participant Register”: as defined in subsection 10.6(f)(ii).

“PATRIOT Act”: as defined in subsection 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”: equity securities of the Borrower that do not constitute Disqualified Stock.

“Permitted DNG Policy Financing”: any financing by a Designated Non-Guarantor (a) the net proceeds of which are primarily used to acquire Policies or otherwise used in the ordinary course of its business or consistent with past practice or industry practice, and (b) that is non-recourse to the Loan Parties and, in each case, refinancings thereof.

“Permitted DNG Policy Financing Assets”: the following assets owned by a Designated Non-Guarantor: (a) any life insurance policies or loans relating to the financing of insurance premiums, purchasing of policies or related assets and the proceeds thereof and (b) all assets securing or related to any such asset, all contracts and contract rights, guarantees or other obligations in respect of any such asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including proceeds thereof) customarily transferred in the ordinary course of business, consistent with past practice or industry practice (or in respect of which security interests are customarily granted in the ordinary course of business, consistent with past practice or industry practice).

“Permitted Holders”: any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by the Management Investors or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, and (iii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i) or (ii) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Borrower held by such “group”), and any other Person that is a member of such “group”.

“Permitted Investment”: an Investment by the Borrower or any Subsidiary in, or consisting of, any of the following:

(i) (a) a Subsidiary Guarantor or (b) a Person that will, upon the making of such Investment, become a Subsidiary Guarantor within the times for compliance under subsection 6.9(b) (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in each case, in contemplation of so becoming a Subsidiary);

(ii) cash and Cash Equivalents;

(iii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.1;

(iv) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or industry practice or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.2;

(v) receivables owing to the Borrower or any Subsidiary, if created or acquired in the ordinary course of business or consistent with past practice or industry practice;

(vi) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions or Recovery Events made in compliance with subsection 7.4;

(vii) securities or other Investments received in settlement of debt created in the ordinary course of business or consistent with past practice or industry practice and owing to, or of other claims asserted by, the Borrower or any Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments;

(viii) the purchase of Policies in the ordinary course of business or consistent with past practice or industry practice;

(ix) any Investment (i) to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), as consideration and (ii) made using Disqualified Stock that is otherwise not prohibited by subsection 7.1, which for Investments in clauses (i) and (ii) in the aggregate do not exceed $10,000,000 (or such higher amount approved by the Lender in writing, which may be by email);

(x) so long as the Owl Rock Credit Facility is in effect, any Investment made with Excluded Assets (as defined in the Owl Rock Credit Facility as of the Closing Date) or equivalent assets of a Subsidiary that is not a Loan Party;

(xi) any Investment arising in connection with the consummation of the SPAC Transactions;

(xii) Investments (i) which were made in Designated Non-Guarantors on or prior to the Closing Date and (ii) in Designated Non-Guarantors and other Investments which in the aggregate outstanding at any one time does not exceed $10,000,000 (or such higher amount approved by the Lender in writing, which may be by email); and

(xiii) such other transactions approved by the Lender in writing (which may be by email).

For purposes of determining compliance with the term Permitted Investment, (i) in the event an item of Investment (or any portion thereof) meets the criteria of one, or more than one category of Investment permitted by this definition, the Borrower may, in its sole discretion, classify (and subsequently reclassify) at the time of the Investment or at any time thereafter, such item of Investment (or any portion thereof) in any such category and will only be required to include such item of Investment (or any portion thereof) in one of the categories of Investment permitted by the term Permitted Investment and (ii) at the time of any Investment or any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner not expressly prohibited by this Agreement an item of Investment (or any portion thereof) in more than one of the categories of Investment under the term Permitted Investment.

“Permitted Lien”: any Lien permitted pursuant to subsection 7.2.

“Permitted Payment”: as defined in subsection 7.5.

“Permitted Securitization Financing”: any securitization or other financing and/or sale transaction (including any factoring program) of Permitted Securitization Financing Assets that is non-recourse to the Borrower and the other Loan Parties (other than a Securitization Subsidiary), except for (x) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to a Person that is not a Loan Party, recourse that is customary in the relevant local market, and (y) any performance undertaking or Guarantee or, to the extent applicable only to a Person that is not a Loan Party, that is customary in the relevant local market, and, in each case, reasonable extensions thereof.

“Permitted Securitization Financing Assets”: (a) any accounts receivable, life insurance policies, or receivables or loans relating to the financing of insurance premiums, or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including proceeds thereof) customarily transferred in the ordinary course of business, consistent with past practice or industry practice (or in respect of which security interests are customarily granted in the ordinary course of business, consistent with past practice or industry practice) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Permitted Sponsor Support Indebtedness”: indebtedness of the Borrower owed to East Asset Management, LLC (as assignee from East Sponsor, LLC) under that certain Amended and Restated Unsecured Senior Promissory Note in the original principal amount of $10,471,647.71 dated as of July 5, 2023.

“Person”: any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Policy”: a life insurance policy and any and all applications, conditional receipts, riders, endorsements, supplements, amendments and all other documents and instruments that modify or otherwise affect the terms and conditions of such policy issued in connection therewith.

“Policy APA”: that certain Asset Purchase Agreement dated as of the date hereof, between the Borrower, as purchaser, and the SPV, as seller.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date”: as defined in subsection 3.4(e).

“Proxy Statement”: The East Resources Acquisition Company Definitive Proxy Statement dated June 13, 2023, as amended by Form 8-K dated June 26, 2023.

“Purchase”: as defined in clause (2) of the definition of “Four Quarter Consolidated EBITDA”.

“Purchased Policy”: a Policy in which the Borrower or a Subsidiary has acquired, or purports to have acquired, an interest.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: payment (including pursuant to any settlement) in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Available Cash to the Borrower or such Subsidiary, as the case may be, in excess of $5,000,000, to the extent that such payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Subsidiary in respect of such casualty or condemnation.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Register”: as defined in subsection 10.6(c).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Business”: those businesses (x) in which the Borrower or any of its Subsidiaries is engaged (or proposed to be engaged) on the Closing Date, (y) are of the type that have been disclosed to the Lender and, with respect to any Loan Party, approved by the Owl Rock Agent (or if the Owl Rock Credit Facility is not then in effect, the Lender), or (z) that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions of any of the businesses described in the preceding clauses (x) or (y).

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equity holders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Relevant Four Fiscal Quarter Period”: as defined in the definition of “Specified Equity Contribution.”

“Renewal Date”: July 5 of each year.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, chief accounting officer, vice president of operations, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Lender as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the vice president—employee services (or substantial equivalent) of such Person, (e) with respect to any Person that does not have officers, the officer listed in clauses (a) through (d) of a Person that has the authority to act on behalf of such Person and (f) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Borrower unless the context otherwise requires.

“Restricted Payment”: any (a) payment of a distribution, interest or dividend in respect of any Equity Interest (other than payment-in-kind) (b) purchase, redemption, or other acquisition or retirement for value of any Equity Interest (c) [reserved], (d) cash payment to an employee or non-employee director of the Borrower who is a direct or indirect holder of Equity Interests of the Borrower or any Subsidiary; provided, however, that no Restricted Payment shall be deemed to have occurred as a result of any (i) purchases, redemptions, defeasances, retirements and other acquisitions of Equity Interests funded by the proceeds of “key man” life insurance policies with respect to the holder of such Equity Interests and (ii) payments in lieu of the issuance of fractional shares or interests.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Sale”: as defined in clause (1) of the definition of “Four Quarter Consolidated EBITDA”.

“Sanctioned Country”: as defined in subsection 4.22.

“Sanctions”: as defined in subsection 4.22.

“SEC”: the Securities and Exchange Commission.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Securities Related Activities”: with respect to any Person, such Person’s activities as a broker, a dealer, an underwriter, an investment adviser registered under the Investment Advisers Act of 1940, as amended, or as an investment adviser to a registered investment company.

“Securitization Subsidiary”: any Special Purpose Entity established in connection with a Permitted Securitization Financing and any other controlled subsidiary (other than any Loan Party) involved in a Permitted Securitization Financing which is not permitted by the terms of such Permitted Securitization Financing to guarantee the SPV Investment Document Obligations or provide collateral constituting Owl Rock Collateral.

“Servicer”: Borrower or any Subsidiary Guarantor acting as servicer for Policies and any third party servicer of policies.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital in relation to the business of such Person and its Subsidiaries, taken as a whole, as contemplated on such date. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. For purposes of any relevant certificate delivered on the Closing Date, subject to the immediately preceding sentence, it is assumed the Term Loans and other SPV Investment Document Obligations in connection with the Facility will become due as of the Maturity Date.

“SPAC Transactions”: the consummation of the transactions contemplated by the Merger Agreement and the Proxy Statement.

“Special Purpose Entity”: any direct or indirect subsidiary of any Loan Party, whose Organizational Documents contain restrictions on its purpose and activities intended to preserve its separateness from such Loan Party and/or one or more Subsidiaries of such Loan Party.

“Specified Equity Contribution”: any cash equity contribution made to the Borrower in exchange for Permitted Cure Securities; provided that (a)(i) such cash equity contribution to the Borrower occurs (x) after the end of the applicable fiscal quarter and (y) on or prior to the date that is ten Business Days after the date on which financial statements are required to be delivered for a fiscal quarter (or fiscal year) pursuant to subsection 6.1(a) or 6.1(b), (b) the Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Borrower delivered to the Lender, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the financial covenants set forth in subsection 7.11. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, any four fiscal quarter period including the fiscal quarter in which Consolidated EBITDA will be increased as a result of such Specified Equity Contribution.

“SPV”: as defined in the preliminary statements to this Agreement.

“SPV Investment Documents”: this Agreement, any Notes (including the SPV Purchase and Sale Note), any applicable intercreditor agreement (if any) or applicable subordination agreement (if any), each as amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not an SPV Investment Document).

“SPV Investment Document Obligations”: all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment and performance of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other SPV Investment Documents.

“SPV Purchase and Sale”: the Borrower’s acquisition of certain insurance policies under the Policy APA with an aggregate fair market value of $10,000,000 from the SPV in exchange for the SPV Purchase and Sale Note.

“SPV Purchase and Sale Note”: The promissory note in the original principal amount of $10,000,000 deemed to be issued under this Agreement on the Closing Date in connection with the SPV Purchase and Sale.

“Standard Securitization Undertakings”: all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of the foregoing) and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or Subsidiary when it or its Subsidiary is a seller or servicer of sold and contributed assets and any such form of recourse is attributable to breaches of descriptive representations and warranties in regard to such assets, disputes with obligors, or other actions or omissions of a Loan Party or Subsidiary. For the avoidance of doubt, any such form of recourse due to the financial inability to pay or post-sale bankruptcy of an obligor, aging of a sold financial asset not specifically attributable to (as opposed to deemed to be attributable) a dispute, and post-sale actions of a party other than any Loan Party or Subsidiary, force majeure or acts of God are not Standard Securitization Undertakings.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordination Restrictions”: those applicable subordination restrictions binding on the Indebtedness governed by this Agreement in connection with the required subordination to the Owl Rock Credit Facility.

“Subsidiary”: of any Person means any corporation, association, partnership, or other business entity of which more than 50% of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: all Subsidiaries of the Borrower (within times for compliance under subsection 6.9(b) to the extent required thereby) other than any Designated Non-Guarantor.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan”: as defined in subsection 2.1(a).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business or consistent with past practice or industry practice in connection with the acquisition of goods or services.

“Transaction Costs”: the amounts used for (i) the consummation of the SPAC Transactions and (ii) the payment of the Transaction Fees.

“Transaction Fees”: fees, premiums and expenses incurred in connection with the consummation of the Transactions.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the SPAC Transactions, (ii) the entry into this Agreement and the other SPV Investment Documents on the Closing Date and the Incurrence of Indebtedness hereunder on the Closing Date, as the case may be, by one or more of the Borrower and its Subsidiaries, (iii) the entry into the Owl Rock Credit Facility and the other loan documents thereunder on the Closing Date and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash and Cash Equivalents that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except to the extent such cash and Cash Equivalents would appear as “restricted” for financial statement purposes other than as a result of being subject to a security interest in favor of the Owl Rock Agent under the Owl Rock Credit Facility (or any refinancing, replacement thereof).

“U.S. Tax Compliance Certificate”: as defined in subsection 3.11(b).

“USA PATRIOT ACT”: as defined in subsection 4.22(a).

“Voting Stock”: as defined in the definition of “Change of Control”.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2 Other Definitional and Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other SPV Investment Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other SPV Investment Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Borrower whose financial statements satisfy the Borrower’s reporting obligations under subsection 6.1. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured, waived or expired (in accordance with this Agreement). If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured or expired (a “Cured Default”), any other Default, Event of Default or failure of a condition precedent that resulted or may have resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action by any Loan Party or any Subsidiary of any Loan Party that was prohibited hereunder solely as a result of the continuation of such Cured Default (and was not otherwise prohibited by this Agreement), in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or omission, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Lender after a Responsible Officer knows of the occurrence of any such automatic cure.

(d) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period.

(e) Notwithstanding anything to the contrary in this Agreement or any other SPV Investment Document, (i) the Borrower shall not be obligated to cause a Designated Non-Guarantor to comply with a covenant under this Agreement or any other SPV Investment Documents to the extent that such compliance would cause such Designated Non-Guarantor to violate the terms of the Organizational Documents of such Designated Non-Guarantor or the contractual obligations of such Designated Non-Guarantor and (ii) no representation or warranty in this Agreement or any other Loan Documents as it applies to a Designated Non-Guarantor shall be deemed a misrepresentation to the extent that the event or circumstance giving rise to such misrepresentation is caused by the terms of the Organizational Documents of such Designated Non-Guarantor or the contractual obligations of such Designated Non-Guarantor.

(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act and Exchange Act, as applicable, shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; provided, that notwithstanding anything else to the contrary, any change to the financial reporting adopted in connection with the Owl Rock Credit Facility shall apply to comparable reporting requirements in this Agreement unless such Owl Rock Credit Facility is no longer in effect and such reporting requirements are subsequently amended hereunder.

(h) Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(i) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as (1) no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into or (y) irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and (2) no LCT Blocking Default exists on the day of, or would result from the closing of such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i), and any Default, Event of Default or specified Default or Event of Default, as applicable, other than an LCT Blocking Default, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, other than an LCT Blocking Default, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(j) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement (including subsection 7.11) which requires the calculation of the Consolidated Net Leverage Ratio;

(ii) testing baskets set forth in this Agreement; or

(iii) any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into or (y) irrevocable notice (or a notice that is revocable due to failure to satisfy a condition precedent contained in such notice) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower have been delivered under subsection 6.1(a) or subsection 6.1(b), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that Consolidated Interest Expense for purposes of the Consolidated EBITDA will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Borrower in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower on or following the relevant LCT Test Date and prior to the earlier of the date on which (1) such Limited Condition Transaction is consummated, (2) the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction or (3) such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is revoked or expires without consummation, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

1.3 Divisions. For all purposes under the SPV Investment Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.

2.1 SPV Investments.

(a) Term Loans.

(i) Subject to the terms and conditions hereof, the Lender agrees (x) to make, in Dollars, on the Closing Date against its Commitment, a term loan to the Borrower in an original principal amount of $15,000,000 and (y) to transfer the property to the Borrower required under the SPV Purchase and Sale in exchange for the SPV Purchase and Sale Note (each of the transactions in clauses (x) and (y), a “Term Loan” and collectively the “Term Loans”). The principal amount of the Term Loans shall be equal to the amount set forth opposite the Lender’s name in Schedule A under the heading “Term Loan Commitment”.

(ii) Once repaid, the Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of the Term Loans on such date), the Commitment of the Lender shall terminate.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

2.2 Notes.

(a) The Borrower agrees that, upon the request of the Lender, in order to evidence the Lender’s Term Loan (including the SPV Purchase and Sale Note), the Borrower will execute and deliver to the Lender a promissory note substantially in the form of Exhibit A (each, as amended, restated, supplemented, replaced or otherwise modified from time to time, a “Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to the Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 10.6) by the Lender to such Borrower. Each Note shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b) The aggregate Term Loans shall be payable on the Maturity Date in the principal amount of the Term Loans (together with all accrued interest thereon).

(c) [Reserved].

(d) [Reserved].

2.3 Procedure for Borrowing.

(a) The Borrower shall give the Lender written notice of the anticipated Closing Date which shall be the proposed Borrowing Date for the Term Loans (which notice must have been received by the Lender by 12:00 P.M., New York City time, at least one Business Day prior to the requested Borrowing Date (or such later time as may be agreed by the Lender in its reasonable discretion)). Subject to satisfaction of applicable conditions under this Agreement and the Policy APA with respect to the SPV Purchase and Sale, the Lender shall on such date (i) wire to the account of the Borrower the aggregate cash portion of the Term Loan and (ii) deliver to the Borrower the assets required by the SPV Purchase and Sale in exchange for the SPV Purchase and Sale Note.

(b) [Reserved].

(c) [Reserved].

2.4 Repayment of SPV Investments; Record of SPV Investments.

(a) The Borrower hereby unconditionally promises to pay to the Lender in Dollars the then unpaid principal amount of the Term Loans of the Lender made to the Borrower, on the Maturity Date (or such earlier date subject to the Subordination Restrictions). The Borrower hereby further agrees to pay interest on the unpaid principal amount of such Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 3.1.

(b) [Reserved].

(c) The Lender shall maintain the Register pursuant to subsection 10.6(b), in which shall be recorded (i) the amount of each Term Loan made hereunder and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder.

(d) The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Person to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower in accordance with the terms of this Agreement.

SECTION 3. GENERAL PROVISIONS.

3.1 Interest Rates and Payment Dates.

(a) The Term Loans shall bear interest at a rate of 12.0% per annum, all of which shall be paid in-kind by the Borrower by increasing the principal amount of the Term Loans on each Interest Payment Date.

(b) During the continuance of an Event of Default under subsection 8.1(a), the Borrower shall pay interest in cash on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law and subject to the Subordination Restrictions; provided that, if cash payment is not permitted due to such Subordination Restrictions or otherwise, such Default Rate shall be paid in-kind.

(c) Interest shall be payable by the Borrower in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this subsection 3.1 shall be payable from time to time on demand (subject to the Subordination Restrictions).

(d) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 [Reserved].

3.3 [Reserved].

3.4 Optional and Mandatory Prepayments. Subject to the Subordination Restrictions:

(a) The Borrower may, prepay the Term Loans made to it in whole or in part, without premium or penalty, upon written notice by the Borrower to the Lender prior to 1:00 P.M., New York City time at least two Business Days prior to the date of prepayment. Such notice shall specify the date and amount of prepayment. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans pursuant to this subsection 3.4(a) shall be applied as directed by the Borrower against the outstanding Term Loans. Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, the Term Loans may be prepaid in its entirety (subject to the Subordination Restrictions).

(b) If on or after the Closing Date the Borrower or any Subsidiary shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 7.1), then, in each case, the Borrower shall (subject to the Subordination Restrictions) prepay in accordance with subsections 3.4(d) and (e), the Term Loans in an amount equal to 100% of the Net Cash Proceeds thereof, with such prepayment to be made on or before the fifth Business Day following notice given to the Lender of the Prepayment Date as contemplated by subsection 3.4(e).

(c) [Reserved].

(d) Each prepayment of Term Loans pursuant to subsection 3.4(b) or 3.4(c) shall be applied, first, to the accrued interest on the principal amount of Term Loans being prepaid (and fees due on such amount, if any) and, second, to the respective principal amount of the Term Loans being prepaid.

(e) The Borrower shall give written notice to the Lender of any mandatory prepayment of the Term Loans no later than 5:00 P.M., New York City time three Business Days prior to the date on which such payment is due (any such date of prepayment, a “Prepayment Date”). Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the relevant Prepayment Date as required by this subsection 3.4 (except as otherwise provided in the penultimate sentence of this subsection 3.4(e)). Notwithstanding the foregoing, in the case of any prepayment pursuant to subsection 3.4(b) or (c), the Borrower (in its sole discretion) may give the Lender the option (in its sole discretion) to elect to decline any such prepayment by requiring the Lender to give notice of such election to decline any such prepayment in writing to the Borrower by 11:00 A.M., New York City time, on the date that is two Business Days prior to the Prepayment Date (or such shorter period as may be agreed to by the Lender in its reasonable discretion). Any amount so declined by the Lender may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness or otherwise be retained by the Borrower and its Subsidiaries or applied by the Borrower or any of its Subsidiaries in any manner not inconsistent with this Agreement, including subsection 7.5, and in each case, subject to the Subordination Restrictions. To the extent the Lender does not elect to decline such prepayment within the time period set forth above, the Lender shall be deemed to have accepted such prepayment.

(f) Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), 3.4(b) or 3.4(c) may not be reborrowed, and are in each case, subject to the Subordination Restrictions.

(g) [Reserved].

For the avoidance of doubt, any optional or mandatory prepayments pursuant to this Agreement shall at all times be subject to the Subordination Restrictions.

3.5 [Reserved].

3.6 Computation of Interest. Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

3.7 [Reserved].

3.8 [Reserved].

3.9 [Reserved]

3.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which the Lender becomes a Lender):

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(ii) shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, then, in any such case, upon written notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount. If the Lender becomes entitled to claim any additional amounts pursuant to this subsection 3.10, it shall provide prompt notice thereof to the Borrower, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(a), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10 for any amounts, if the Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten Business Days after submission by the Lender to the Borrower of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by the Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection 3.10 submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 3.10(b), the Borrower shall not be required to compensate a Lender pursuant to this subsection 3.10(b), (i) for any amounts incurred more than six months prior to the date that the Lender notifies the Borrower of the Lender’s intention to claim compensation therefor or (ii) for any amounts, if the Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This subsection 3.10 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

3.11 Taxes.

(a) Except as provided below in this subsection 3.11 or as required by law (which term shall include FATCA), all payments made by the Borrower and any other Loan Parties under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the other Loan Parties to the Lender hereunder or under any Notes, the amounts so payable by the Borrower or the relevant Loan Parties shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of the Lender shall not be increased (x) if the Lender fails to comply with the requirements of paragraph (b), (c) or (d) of this subsection 3.11, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after the Lender became a Lender hereunder (or, if the Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of the Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective except as provided in subsection 10.6(b), or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective except as provided in subsection 10.6(b). Whenever any Non-Excluded Taxes are payable by the Borrower or other Loan Parties, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Lender) received by the Borrower showing payment thereof. If the Borrower or other Loan Parties fail to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower and the other Loan Parties shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b) If the Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the Closing Date or, in the case of an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to the Lender, two accurate and complete copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that the Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to the Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. If the Lender is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the Closing Date or, in the case of an assignee or transferee of an interest under this Agreement pursuant to subsection 10.6, on the date of such assignment or transfer to the Lender, (i) two accurate and complete copies of Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to the Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the applicable form of Exhibit F (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of the portfolio interest exemption) (or successor forms) certifying to the Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if the Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to the Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (a) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (b) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower. In addition, the Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, the Lender shall deliver to the Borrower two new accurate and complete copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of an income tax treaty), or Form W-8BEN or W-8BEN-E, as applicable (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of the Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow through entity are (i) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (ii) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, (1) there has been a Change in Law that occurs after the date the Lender becomes a Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it, in which case the Lender shall promptly notify the Borrower of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from the Borrower.

(c) The Lender shall, upon request by the Borrower, deliver to the Borrower and/or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower under this Agreement or any Note to the Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that the Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 (subject to the requirements and limitations therein), provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b), this paragraph (c) and paragraph (d) of this subsection 3.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(d) If a payment made to a Lender under any SPV Investment Document would be subject to Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine whether the Lender has complied with the Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) [Reserved].

3.12 [Reserved].

3.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense, of the Borrower, the Lender in respect of any additional amount is required to be paid pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) the Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to the Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse the Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if the Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If the Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8.1(a) or 8.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to the Lender pursuant to subsection 3.10 or 3.11, as the case may be, the Lender shall promptly after becoming aware of such event or condition notify the Borrower and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by the Lender at another lending office, or through another branch or an affiliate, of the Lender); provided that the Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse the Lender for the reasonable incremental out-of-pocket costs thereof).

(d) [reserved].

(e) If the Lender receives a refund directly attributable to Taxes for which the Borrower have made additional payments pursuant to subsection 3.10(a) or 3.11(a), the Lender shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Lender upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. Notwithstanding anything to the contrary in this subparagraph (e), in no event shall any person be required to pay more than the after-tax amount of the refund it received. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that is deemed confidential) to the indemnifying party or any other Person.

(f) The obligations of the Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

3.14 [Reserved].

SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce the Lender to make the Extensions of Credit requested to be made by it on the Closing Date, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions (solely to the extent required to be true and correct in all material respects for such Extension of Credit pursuant to subsection 5.1 (or, in all respects, if qualified by materiality or “Material Adverse Effect”)), to the Lender that:

4.1 Financial Condition. In each case as presented in the Proxy Statement, (i) the audited financial statements as of and for the years ended December 31, 2022, and 2021, and the report of independent registered public accounting firm with respect to Abacus Settlements, LLC d/b/a Abacus Life, and (ii) the audited consolidated financial statements of and for the years ended December 31, 2022 and 2021, and the report of independent registered public accounting firm with respect to Longevity Market Assets, LLC, (iii) the unaudited condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 with respect to Abacus Settlements, LLC d/b/a Abacus Life and (iv) the unaudited condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 with respect to Longevity Market Assets, LLC, in each case, present fairly, in all material respects, the financial condition as at such date, and the profits and losses for such respective fiscal year or portion of the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except (i) in the case of interim statements, to normal year-end adjustments and the absence of footnotes and (ii) as approved by a Responsible Officer of the Borrower, and disclosed).

4.2 No Change. Since March 31, 2023, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the Incurrence of the Term Loans and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby).

4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, incorporation or formation except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, and (c) is duly qualified as a foreign corporation or a limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable in the relevant jurisdiction) in good standing would not be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the SPV Investment Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the SPV Investment Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to them, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the SPV Investment Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to them, if any, hereunder, except for consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to or on the Closing Date. This Agreement has been duly executed and delivered by the Borrower, and each other SPV Investment Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other SPV Investment Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the SPV Investment Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened (in writing) by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 4.6 (as may be supplemented from time to time by the Borrower without the consent of any other Person so long as such supplement does not reflect a litigation, investigation or proceeding that would have a Material Adverse Effect).

4.7 No Event of Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in or other rights to use, all its material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States federal issued patents, applications for issued patents, registered trademarks, applications for registered trademarks and registered copyrights necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

4.10 [Reserved]

4.11 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than, for purposes of this subsection 4.11, any (i) taxes, fees, other charges or Liens with respect to which the failure to pay, or the existence thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate actions diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or one or more of its Subsidiaries, as the case may be).

4.12 Federal Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Term Loans will be used, whether directly or indirectly, for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X.

(c) The Borrower and its Subsidiaries do not derive, and have not during the term of this Agreement (or, if the term of this Agreement continues for longer than a year, during the Borrower and its Subsidiaries most recent fiscal year) derived, more than fifteen percent (15%) of their aggregate gross revenues from Securities Related Activities.

4.13 ERISA.

(a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has occurred or is reasonably expected to result in a Material Adverse Effect: (i) a Reportable Event; (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in 412 of the Code or Section 302 of ERISA) applicable to such Plan; (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of the ERISA); (x) withdrawal as a substantial employer under ERISA Section 4063 from a Single Employer Plan that has one or more contributing employers who are not a Commonly Controlled Entity; (xi) a substantial cessation of operations under ERISA Section 4062(e) with respect to a Single Employer Plan; or (xii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii), (iii), (ix) and (xii) of this subsection 4.13(a) with respect to a Multiemployer Plan is based on knowledge of the Borrower (each of the events described in clauses (i) through (xii) hereof (as qualified by the aforementioned proviso) are hereinafter referred to as an “ERISA Event”).

4.14 [Reserved]

4.15 Investment Company Act . Neither the Borrower nor any of the Guarantors is required to register as an “investment company” under the Investment Company Act.

4.16 Subsidiaries. Schedule 4.16 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization, incorporation or formation, as applicable, and the direct or indirect ownership interest of the Borrower therein.

4.17 Purpose of Term Loans. The proceeds of the Term Loans shall be used by the Borrower for payment of certain transaction expenses, general corporate purposes, purchasing insurance policies and other transactions permitted by this Agreement or any applicable law.

4.18 Environmental Matters. Other than as disclosed on Schedule 4.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and for the past three years have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and for the past three years have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, at any other location, that has given rise or would reasonably be expected to give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, settlement or other agreement, nor is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.19 No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender on or prior to the Closing Date in connection with the negotiation of any SPV Investment Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (after giving effect to supplements thereto), not materially misleading in their presentation of the Borrower and Subsidiaries, as applicable, in each case, taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections, budgets, market assessments and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or industry specific nature, contained in any such information, reports, financial statements, exhibits or schedules and (b) such forecasts, estimates, pro forma information, projections, budgets, market assessments and statements as to anticipated future performance or conditions, and the assumptions on which they were based was prepared in good faith upon assumptions believed to be reasonable at the time of preparation, which may or may not prove to be correct, and that such variances may be material.

4.20 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.21 Material Contracts. As of the Closing Date, unless otherwise disclosed to the Lender by the Borrower in writing, each Material Contract is, and after giving effect to the consummation of the Transactions will be, in full force and effect in accordance with the terms thereof.

4.22 Anti-Terrorism; FCPA.

(a) The Borrower and each Subsidiary is, and to the knowledge of the Borrower its directors, officers and employees are, in compliance with (i) the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), to the extent its provisions are applicable, (ii) the Trading with the Enemy Act, as amended, and (iii) applicable Anti-Corruption Laws. The Borrower and each Subsidiary is, and, to the knowledge of the Borrower, its directors, officers and employees are, in compliance in all material respects with any U.S. sanctions administered by the U.S. State Department or the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto (collectively, the “Sanctions”).

(b) Neither the Borrower nor any Subsidiary or, to the knowledge of the Borrower any director, officer or employee of the Borrower or any Subsidiary, is the target of any Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary or, to the knowledge of the Borrower any director, officer or employee of the Borrower or any Subsidiary, is a Person who is located, incorporated, organized or ordinarily resident in any country or territory that itself is the subject of a comprehensive embargo under Sanctions laws (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine) (any such country or territory, a “Sanctioned Country”).

(c) Neither the Borrower nor any Subsidiary will directly or knowingly indirectly use the proceeds of the Term Loans except as otherwise permitted by applicable law, regulation or license, for the purpose of funding or financing the activities or business of any Person that is at the time of such funding or financing is (i) the target or subject of Sanctions, (ii) located, incorporated, organized or ordinarily resident in a Sanctioned Country or (iii) for any payments to any Person, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the applicable Anti-Corruption Laws.

4.23 [Reserved].

4.24 Accounts. Except as set forth on Schedule 4.24, as of the Closing Date neither Borrower nor any other Loan Party maintains any deposit accounts (as defined in the UCC), securities entitlement accounts (as defined in the UCC) or commodities accounts.

4.25 Operating Policies and Practices. Each Loan Party has instituted and maintained the Operating Policies and Practices designed to promote and achieve compliance with the applicable state regulations in each state where such Loan Party conducts its business.

SECTION 5. CONDITIONS PRECEDENT.

5.1 Conditions to Extension of Credit. This Agreement, including the agreement of the Lender to make the Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) SPV Investment Documents. The Lender shall have received the following SPV Investment Documents, executed and delivered as required below:

(i) this Agreement, duly executed and delivered by the parties hereto;

(ii) the SPV Purchase and Sale Note and a Note evidencing the Term Loans to be made on the Closing Date;

(iii) the Guaranty Agreement, executed and delivered by each Loan Party signatory thereto; and

(iv) the Policy APA, executed and delivered by the parties thereto.

(b) SPAC Merger. The mergers contemplated by the Merger Agreement shall have been consummated in accordance with the terms thereof or as disclosed in the Proxy Statement, without giving effect to any amendments, modifications, express waivers or express consents under the Merger Agreement that are materially adverse to the Lender without the consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed), as evidenced by the delivery to the Lender of a file stamped copy of the certificate of merger for the merger of the Borrower and a good standing certificate from the Secretary of State for the State of Delaware for the Borrower under the name Abacus Life, Inc.

(c) Owl Rock Credit Facility. The Owl Rock Credit Facility shall have been, or substantially concurrently with the initial borrowing of the Term Loans shall be, consummated.

(d) Lien Searches. The Lender shall have received a copy of any lien searches provided by the Borrower to the Owl Rock Agent in connection with the closing of the Owl Rock Credit Facility.

(e) Legal Opinions. The Lender shall have received a customary executed legal opinion of Locke Lord LLP, special counsel to each of the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Lender.

(f) Officer’s Certificate. The Lender shall have received a certificate from the Borrower, dated as of the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments.

(g) [Reserved]

(h) [Reserved]

(i) Expenses. The Lender shall have received all reasonable and documented out-of-pocket fees (and reimbursement of reasonable expenses invoiced no later than two Business Days prior to the Closing Date) related to the Transactions payable to them to the extent due.

(j) Secretary’s Certificate. The Lender shall have received a certificate from the Borrower and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, each other Loan Party, dated as of the Closing Date, substantially in the form of Exhibit J, with the appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k) Solvency. The Lender shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower in substantially the form attached hereto as Exhibit L certifying that, as of the Closing Date, after giving effect to the Transactions occurring on the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

(l) PATRIOT Act. The Lender shall have received at least three calendar days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Lender, at least 10 Business Days prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule.

(m) Loan Parties Financials. The Lender shall have received a summary reconciliation corresponding to the financial statements as of and for the calendar quarter ended March 31, 2023 and the calendar year ended December 31, 2022, for the Loan Parties, in each case, providing a summary reconciliation to demonstrate the results and financials of the Loan Parties as distinct from any non-Loan Parties or Designated Non-Guarantors.

(n) Borrowing Notice. With respect to the initial Extensions of Credit, the Lender shall have received a notice of borrowing as required by subsection 2.3.

(o) No Material Adverse Effect. Since March 31, 2023, no Material Adverse Effect shall have occurred.

(p) Regulatory Approval. Borrower shall have received the approval of the Florida Office of Insurance Regulation with respect to the change of control of Longevity Market Assets, LLC and Abacus Settlements, LLC contemplated by the SPAC Transactions.

The making of the initial Extension of Credit by the Lender hereunder shall be deemed to constitute an acknowledgement by the Lender that to the best of its knowledge each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2 [Reserved].

SECTION 6. AFFIRMATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date, and until payment in full of the Term Loans and all other SPV Investment Document Obligations then due and owing to the Lender hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Lender:

(a) as soon as available, but in any event not later than the 120th day following the end of each fiscal year of the Borrower (or such later date as may be permitted under the Owl Rock Credit Facility), a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of operations, shareholders’ equity and cash flows for such year, setting forth, in each case, in comparative form (to the extent applicable, and in any event, without requiring restatements of discontinued operations), (A) in the case of the financial statements for the fiscal year ending December 31, 2024, the figures for and as of the end of the period commencing with the first full fiscal quarter after the Closing Date (or such other period as agreed between the Borrower and the Lender) and ending on December 31, 2023 and (B) thereafter, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception) (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date hereunder or in any other Indebtedness Incurred in compliance with this Agreement or (ii) any potential or actual inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries), by independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will, in each case, satisfy the Borrower’s obligation under this subsection 6.1(a)) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification or exception), so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” or like qualification or exception with respect to (i) an upcoming maturity date hereunder or in any other permitted Indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant included hereunder or in any other Indebtedness of the Borrower or its Subsidiaries);

(b) commencing with September 30, 2023, as soon as available, but in any event not later than the 45th day following the end of each of the first three fiscal quarters of the Borrower (or such later date as may be permitted under the Owl Rock Credit Facility), the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing with the financial statements for the fiscal quarter ending September 30, 2024, in each case, in comparative form (to the extent applicable, and in any event, without requiring restatements of discontinued operations) the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as provided in subsection 6.1(d) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will, in each case, satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter to the extent such quarterly report includes the information specified in this subsection 6.1(b));

(c) [reserved]; and

(d) all such financial statements delivered pursuant to subsection 6.1(a) or (b) (i) to (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower in the relevant Compliance Certificate to) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit and other adjustments), (ii) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower in the relevant Compliance Certificate as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any interim financials, for normal year-end adjustments and the absence of footnotes) and (iii) for any period in which a subsidiary of the Borrower (i) has been designated as or deemed to be a Designated Non-Guarantor or (ii) is a Securitization Subsidiary, simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above for the relevant period, supplemental financial information or reconciliations with respect to removing the impact of Designated Non-Guarantors and Securitization Subsidiaries from such consolidated financial statements.

Notwithstanding anything to the contrary, no annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this subsection 6.1 shall be required to include any segment reporting, reporting with respect to non-consolidated subsidiaries, separate consolidating financial information with respect to the Borrower, any Subsidiary or any other Affiliate of the Borrower, or any segment reporting, reporting with respect to non-consolidated subsidiaries, separate financial statements or information for the Borrower, any Subsidiary or any Affiliate of the Borrower.

6.2 Certificates; Other Information. Furnish to the Lender:

(a) concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b) (commencing with the fiscal quarter ending September 30, 2023), a certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit H or such other form as may be reasonably acceptable to the Lender (any such certificate, a “Compliance Certificate”) setting forth a reasonably detailed calculation of Consolidated EBITDA and the Consolidated Net Leverage Ratio for the applicable reporting period covered by the corresponding Compliance Certificate, including schedules or other supporting details as attachments in form reasonably acceptable to the Lender;

(b) [reserved];

(c) as soon as available, but in any event not later than the 30th day after the beginning of fiscal year 2024 of the Borrower (or such later date as may be permitted under the Owl Rock Credit Facility), and the 30th day after the beginning of each fiscal year of the Borrower thereafter (or such later date as may be permitted under the Owl Rock Credit Facility), a copy of projected operating metrics used by the Borrower’s executive management consistent with its normal business practices regarding the anticipated operational performance of the business of the Loan Parties during the applicable fiscal year, to be accompanied by a certificate signed by the Borrower and delivered by a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time of preparation and delivery thereof; it being understood that such projected financial information is as to future events and not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Lender in connection therewith;

(f) to the extent not otherwise provided, any other information, notices or materials provided to the Owl Rock Agent or the lenders under the Owl Rock Credit Facility (as and when provided); and

(g) with reasonable promptness, such additional information (financial or otherwise) as the Lender, may reasonably request in writing from time to time.

Documents required to be delivered pursuant to subsection 6.1 or this subsection 6.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 6.2 (or such other website address as the Borrower may specify by written notice to the Lender from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website to which the Lender has access (whether a commercial, third-party website (including any website maintained by the SEC)). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Lender), the Borrower shall promptly provide the Lender notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, the failure to provide such prompt notice shall not constitute a Default or Event of Default hereunder.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent, all its material Taxes, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate actions diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be or (ii) except to the extent that such Taxes do not in the aggregate exceed $1,000,000.

6.4 Maintenance of Existence; Compliance with Laws. (a) Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.3 or 7.4, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges, licenses or franchises and the Borrower’s Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect, provided that to the extent such rights, privileges, licenses or franchise are maintained and they are material to the business of the Borrower and its Subsidiaries (taken as a whole) they will be maintained in the name of a Loan Party; and (b) comply with all Requirements of Law (including the PATRIOT Act, FCPA and U.S. sanctions administered by OFAC), in each case except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Compliance with Contracts; Insurance.

(a) Keep all property necessary in the business of the Loan Parties, taken as a whole, in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its past operating practices, except where failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b) timely and fully (i) perform and comply in all material respects with the provisions, covenants and other promises required to be observed by it under the asset documents related to the Purchased Policies (viewed as a whole), (ii) comply in all material respects with the Operating Policies and Practices in regard to the Purchased Policies and the related asset documents, in each case with respect to this clause (b), except with respect to Purchased Policies that are no longer owned by the Loan Parties and (iii) perform and comply in all material respects with the provisions, covenants and other promises required to be observed by it under then existing Material Contracts;

(c) [Reserved];

(d) [Reserved];

(e) use commercially reasonable efforts to (i) maintain with insurance companies insurance on all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties or industry practice or otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business. Furnish to the Lender, upon written request of the Lender, information in reasonable detail as to the insurance carried and (ii) use commercially reasonable efforts to ensure that, at the request of the Lender, (Y) the Lender shall be named as additional insured with respect to liability policies maintained by the Borrower and any Subsidiary Guarantor, and (Z) the Lender shall be named as loss payee with respect to property insurance (if any), maintained by the Borrower or any Subsidiary Guarantor that is a Loan Party; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Lender shall turn over to the Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 3.4(d) to the extent applicable, any applicable Contractual Obligations and the Subordination Restrictions, (B) the Lender agrees that the Borrower and/or the other applicable Loan Party shall have the sole right to adjust or settle any claims under such insurance and (C) subject to the provisions of subsection 3.4(d) to the extent applicable, all proceeds from a Recovery Event shall be paid to the Borrower.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP in respect of all material dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, provided that representatives of the Borrower may be present during any such visits, discussions and inspections and provided, further, that (a) while no Event of Default has occurred and is continuing, only one such visit shall be at the Borrower’s expense, and (b) after the occurrence and during the continuation of an Event of Default, the Lender and its representatives may do any of the foregoing as often as may be reasonably desired but only a maximum of two such visits shall be at the Borrower’s expense. Notwithstanding anything to the contrary in any SPV Investment Document, no Loan Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or their respective representatives) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7 Notices. Promptly give notice to the Lender of:

(a) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) as soon as commercially practicable and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows of the occurrence of an ERISA Event; provided, however, that no such notice will be required under this clause (d) unless the event giving rise to such notice, when aggregated with all other such events under this clause (d), would be reasonably expected to result in a Material Adverse Effect;

(e) as soon as commercially practicable after a Responsible Officer of the Borrower obtains knowledge thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; and (ii) any occurrence or event not previously disclosed in writing to the Lender that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(f) as soon as commercially practicable after a Responsible Officer of the Borrower obtains knowledge thereof, any material deviation from the Operating Policies and Practices;

(g) [reserved]; and

(h) as soon as commercially practicable after a Responsible Officer of the Borrower knows thereof, any other event, condition, circumstance, occurrence or development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8 Environmental Laws. (i) Comply in all material respects with, and take all commercially reasonable efforts to procure compliance in all material respects by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries with, all applicable Environmental Laws; (ii) obtain, comply in all material respects with and maintain all material Environmental Permits necessary for its operations; and (iii) take all commercially reasonable efforts to require that all tenants, subtenants, contractors, and invitees obtain, comply in all material respects with and maintain any and all material Environmental Permits necessary for their operations, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. Noncompliance shall not constitute a breach of this subsection 6.8, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake commercially reasonable efforts, if any, to achieve compliance and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.9 After-Acquired Policies and Future Subsidiaries.

(a) [Reserved].

(b) With respect to any Subsidiary (A) created or acquired subsequent to the Closing Date by the Borrower or any of Subsidiaries, (B) being designated as a Subsidiary Guarantor or (C) that becomes a Subsidiary as a result of a Permitted Investment or a transaction pursuant to, and permitted by, subsection 7.3 or 7.5, promptly notify the Lender of such occurrence and, unless such Subsidiary is a Designated Non-Guarantor, promptly, execute and deliver to the Lender such amendments as the Lender shall reasonably deem necessary or reasonably advisable to join such new Subsidiary to this Agreement and the other SPV Investment Documents or as otherwise required pursuant to the Owl Rock Credit Facility. Notwithstanding anything to the contrary, each Subsidiary that is or becomes a guarantor under the Owl Rock Credit Facility shall concurrently join the Guaranty Agreement and become a Guarantor under the SPV Investment Documents concurrently therewith.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) The Borrower may designate a future created or acquired direct and indirect Subsidiary as a Designated Non-Guarantor; provided the following conditions precedent are satisfied:

(i) [Reserved].

(ii) all permits, licenses and authorizations of any Governmental Authority, and any other tangible or intangible property, which in all such cases is material to the business of the Borrower and its Subsidiaries shall at all times remain in the name of a Loan Party.

(iii) At the time of creation or acquisition of the Subsidiary, (A) the Consolidated EBITDA of such Subsidiary and any Subsidiaries of such Subsidiary that are to be designated as a Designated Non-Guarantor for the immediately ended four (4) calendar quarter period shall not exceed 2.5% of the Consolidated EBITDA for the Borrower and its Subsidiaries for the same period and (B) the assets of such Subsidiary and any Subsidiaries of such Subsidiary that are to be designated as a Designated Non-Guarantor at such time shall not exceed 2.5% of the assets of the Borrower and its Subsidiaries at such time.

6.10 Accounting Changes. The Borrower will, for financial reporting purposes, cause the Borrower’s and each of its Subsidiaries’ fiscal years to end on December 31st of each calendar year; provided that the Borrower may, upon written notice to the Lender, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Lender, in which case the Borrower and the Lender will make any adjustments to this Agreement and the other SPV Investment Documents that are necessary in order to reflect such change in financial reporting.

6.11 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in subsection 4.17.

6.12 Post-Closing Undertakings. Within the time periods specified on Schedule 6.12 (or such later date to which the Lender consents), comply with the provisions set forth in Schedule 6.12, if any.

6.13 [Reserved].

6.14 [Reserved].

SECTION 7. NEGATIVE COVENANTS. The Borrower (solely with respect to subsections 7.1 through 7.12) hereby agrees that, from and after the Closing Date, and until payment in full of the Term Loans and all other SPV Investment Document Obligations then due and owing to the Lender hereunder and under any Note:

7.1 Limitation on Indebtedness.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Owl Rock Credit Facility and refinancings thereof not in excess of a principal amount of $50,000,000;

(ii) Indebtedness (A) of any Subsidiary Guarantor to the Borrower or (B) of the Borrower or any Subsidiary Guarantor to any Subsidiary Guarantor;

(iii) Indebtedness of a Designated Non-Guarantor to the Borrower or any Subsidiary Guarantor that would qualify as a Permitted Investment of the Borrower or such Subsidiary Guarantor under the provisions of subsection 7.9;

(iv) Indebtedness of any Person that becomes a Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof; provided, that such Indebtedness is non-recourse to the Borrower and the other Loan Parties and the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,200,000;

(v) Indebtedness in respect of capital leases, finance leases and purchase money obligations for fixed or capital assets; provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(vi) Endorsement of negotiable instruments for deposit or collection in the ordinary course of business or consistent with past practice or industry practice;

(vii) Indebtedness in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(viii) (A) Indebtedness of a Securitization Subsidiary in respect of a Permitted Securitization Financing and refinancings thereof which qualify as Permitted Securitization Financing and which are only Indebtedness of such Securitization Subsidiary, and (B) any Permitted Subordinate Indebtedness (as defined in the Owl Rock Credit Facility) permitted to remain outstanding under the Owl Rock Credit Facility, and any refinancings thereof which qualify as Permitted Subordinate Indebtedness under the Owl Rock Credit Facility and any related loan documents in connection therewith;

(ix) Indebtedness of a Designated Non-Guarantor in respect of a Permitted DNG Policy Financing owed to a Person which is not a Loan Party;

(x) Indebtedness solely resulting from a pledge of the membership interests or other equity interests in a Designated Non-Guarantor owned by the Borrower or a Subsidiary securing indebtedness of such Designated Non-Guarantor which is otherwise permitted under this Agreement and is otherwise non-recourse to the Borrower and the other Loan Parties;

(xi) Indebtedness owed by a Loan Party to a Designated Non-Guarantor which is unsecured (and which may be subordinated to the Owl Rock Credit Facility), which is permitted to remain outstanding under the Owl Rock Credit Facility, or is otherwise approved by the Lender;

(xii) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion and performance guarantees and similar obligations, provided in the ordinary course of business or consistent with past practice or industry practice;

(xiii) Indebtedness of the Borrower or any Subsidiary in respect of (A) letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business or consistent with past practice or industry practice (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) Hedging Obligations that were not entered into for speculative purposes, (C) netting services, automatic clearinghouse arrangements, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (D) the endorsement of instruments for deposit or the financing of insurance premiums for insurance maintained by the Borrower or its Subsidiaries, (E) Indebtedness owed to any Person providing insurance, workers’ compensation, health, disability or other employee benefits to the Borrower or any of its Subsidiaries (or any of its directors, officers, employees or contractors), so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance or other applicable costs related to workers’ compensation, health, disability or other employee benefits and (F) Bank Products Obligations;

(xiv) other unsecured Indebtedness incurred by the Borrower or any of its Subsidiaries in an aggregate outstanding amount pursuant to this clause (xiv) that, taken together with any Permitted Sponsor Support Indebtedness that is not subordinated to the Owl Rock Credit Facility, does not exceed $3,500,000 in the aggregate at any one time outstanding; and

(xv) any other Indebtedness approved by the Lender in writing (which may be by email) (it being understood Indebtedness under the SPV Investment Documents is approved).

(b) For purposes of determining compliance with this subsection 7.1, (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted by this subsection 7.1, the Borrower may, in its sole discretion, classify (and subsequently reclassify), at the time of Incurrence or any time thereafter, such item of Indebtedness (or any portion thereof) in any such category and will only be required to include such Indebtedness (or any portion thereof) in one of the categories of Indebtedness permitted in this subsection 7.1 and (ii) at the time of Incurrence or at any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner expressly permitted by this Agreement an item of Indebtedness (or any portion thereof) in more than one of the categories of Indebtedness permitted in this subsection 7.1.

7.2 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens or statutory liens for Taxes, assessments or other governmental charges or claims not delinquent for more than 60 days that are being contested in good faith and by appropriate actions if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or consistent with past practice or industry practice in respect of obligations that (i) are not delinquent for a period of more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same, (ii) are bonded or are being contested in good faith by appropriate actions, and (iii) for which adequate reserves determined in accordance with GAAP have been established;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, non-exclusive licenses, statutory obligations, completion guarantees, customs, surety, judgment, appeal, indemnity or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business or consistent with past practice or industry practice;

(e) with respect to real property assets (i) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, exceptions, servitudes, restrictions, encroachments, charges, and other similar encumbrances or title defects or irregularities incurred (ii) any other matters that would be disclosed in an accurate survey affecting real property or (iii) leases or subleases, licenses or sublicenses granted, licenses or sublicenses granted, occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, or occupancy agreements granted to others, whether or not of record and whether now in existence or hereafter entered into, in the ordinary course of business or consistent with past practice or industry practice, in each case, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens on cash or Cash Equivalents securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations or Bank Products Obligations permitted by subsection 7.1;

(g) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(h) with respect to real property assets, Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate, in any manner, any property of the Borrower or any Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit or by any Requirement of Law, and the rights reserved to or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(i) any interest of title of a lessor, and Liens arising from UCC financing statements (or similar filings, or equivalent filings, registrations or agreements in foreign jurisdictions) relating to leases permitted by this Agreement solely on the assets leased;

(j) normal and customary rights of setoff, refund and similar Liens upon deposits of cash in favor of banks or other depository institutions;

(k) Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate actions and reserves in conformity with GAAP have been provided therefor;

(l) Liens existing on property or assets of a Person at, or provided for under binding written arrangements existing at, the time such Person becomes a Subsidiary of the Borrower; provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate, and such Liens secure Indebtedness permitted by subsection 7.1;

(m) Liens on Permitted Securitization Financing Assets incurred in connection with Permitted Securitization Financings;

(n) Liens on Permitted DNG Policy Financing Assets of a Designated Non-Guarantor to secure Indebtedness of such Designated Non-Guarantor permitted by subsection 7.1;

(o) Liens on the membership interests or other equity interests of a Designated Non-Guarantor owned by the Borrower or any Subsidiary securing indebtedness of such Designated Non-Guarantor permitted under subsection 7.1(a)(x);

(p) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture (or other non-wholly owned Person) or similar arrangement pursuant to any joint venture (or other non-wholly owned Person) or similar agreement;

(q) Liens on any amounts held by a trustee or collateral agent under any documentation governing indebtedness issued in escrow pursuant to customary escrow arrangements made in connection with an Investment permitted by this Agreement pending the release thereof;

(r) Liens (i) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, and (ii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(s) Liens on Excluded Assets (as defined in the Owl Rock Credit Facility as of the Closing Date) or equivalent assets of a Subsidiary that is not a Loan Party to secure Indebtedness permitted by subsection 7.1;

(t) Liens contemplated by the definitive documentation relating to the SPAC Transaction or disclosed in the Proxy Statement (including with respect to any Lien on any trust account or funds on deposit therein);

(u) other Liens not securing Indebtedness for borrowed money not to exceed $200,000 at any one time outstanding; and

(v) any other Lien approved by the Lender in writing (which may be by email) (it being understood that Liens securing Indebtedness permitted under subsection 7.1(a)(i) are approved).

For purposes of determining compliance with this subsection 7.2, (i) in the event that a Lien (or any portion thereof) meets the criteria of more than one the categories of Liens permitted in this subsection 7.2, the Borrower may, in its sole discretion, classify (and subsequently reclassify), at the time such Lien arises or any time thereafter, such Lien (or any portion thereof) in any such category and will only be required to include such Lien (or any portion thereof) in one of the categories of Liens permitted by this subsection 7.2; and (ii) at the time such Lien arises or at any time thereafter, the Borrower may, in its sole discretion, divide and classify (and subsequently reclassify) in any manner permitted by this Agreement such Lien (or any portion thereof) in more than one of the categories of Liens permitted in this subsection 7.2.

7.3 Limitation on Fundamental Changes.

(a) The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (including pursuant to a Delaware LLC Division).

(b) The Borrower and its Subsidiaries shall not derive more than fifteen percent (15%) of their aggregate gross revenues from Securities Related Activities.

(c) (i) The Borrower will not create or permit to exist any new Subsidiary unless such Subsidiary becomes a Subsidiary Guarantor within times for compliance under subsection 6.9(b) to the extent required thereby and (ii) the Borrower will cause each subsidiary guarantor under the Owl Rock Credit Facility to be a Guarantor hereunder.

(d) [Reserved].

(e) The Borrower will not make any material change to the Operating Policies and Practices which is materially adverse to the Lender without the prior consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed).

7.4 Limitation on Asset Dispositions.

(a) The Borrower will not, and will not permit any Subsidiary to, make Asset Dispositions, except:

(i) Asset Dispositions of Eligible Assets in the ordinary course of business or consistent with past practice or industry practice, which are in compliance with the Operating Policies and Practices and for which the consideration in cash at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets subject to such Asset Disposition;

(ii) Asset Dispositions of non-Eligible Assets for which the Borrower or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares, property or assets subject to such Asset Disposition, as such Fair Market Value may be determined in good faith by the Borrower, whose determination shall be conclusive (including as to the value of all non-cash consideration); provided that no Event of Default shall have occurred and be continuing at the time of entry into a definitive agreement for any such Asset Disposition;

(iii) Asset Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, if made in good faith determination of the Borrower and/or in the ordinary course of business or consistent with past practice or industry practice, and Asset Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Subsidiaries if the Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business and does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole

(iv) Asset Dispositions to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or other assets of comparable or greater value or usefulness to the business or (ii) an amount equal to the Net Available Cash of such Asset Disposition are promptly applied to the purchase price of such replacement property; provided that no Event of Default shall have occurred and be continuing at the time of entry into a definitive agreement for any such Asset Disposition under this clause (iv);

(v) Asset Dispositions in connection with a SPAC Transaction to the extent contemplated by the definitive documentation relating to such SPAC Transaction or disclosed in the Proxy Statement;

(vi) Asset Dispositions of (A) accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with past practice or industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof and (B) Permitted Securitization Financing Assets pursuant to any Permitted Securitization Financing;

(vii) (x) the unwinding of any Hedging Agreement pursuant to its terms and (y) any disposition or transfer of Excluded Assets (as defined in the Owl Rock Credit Facility as of the Closing Date) or equivalent assets of a Subsidiary that is not a Loan Party;

(viii) other Asset Dispositions not to exceed $1,250,000 in the aggregate in any Fiscal Year (which any unused amount for a particular Fiscal Year being eligible for use in any subsequent year); provided that such Asset Dispositions do not have a material adverse impact on the operations of the Borrower or any Subsidiary;

(ix) provided that no Default or Event of Default shall have occurred and be continuing for any such Asset Disposition, subject to the provisions of subsection 1.2(i) and 1.2(j); and

(x) any other Asset Dispositions approved by the Lender in writing (which may be by email).

(b) [reserved.]

7.5 Limitation on Dividends and Other Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment except the following (each, a “Permitted Payment”):

(a) the Borrower may declare and pay dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable to the Borrower or any Subsidiary (and, in the case of any Restricted Payment by a non-wholly owned Subsidiary, to the Borrower or any Subsidiary and to each other owner or Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) in connection with the SPAC Transactions (including any that are disclosed in the Proxy Statement), provided that, other than with respect to the SPAC Transactions, the consideration used to make all such purchases, redemptions, and acquisitions shall not in the aggregate exceed $3,000,000;

(c) any Subsidiary may declare and pay any dividend or distribution to (i) its direct parent(s) or other equity holders on a pro rata basis in respect of its ownership, (ii) any Subsidiary Guarantor or (iii) the Borrower;

(d) Restricted Payments made in connection with any Permitted Securitization Financing;

(e) (i) the Borrower and each Subsidiary may make cash payments to its employees and non-employee directors pursuant to one or more profit sharing, equity incentive, equity purchase plans or other benefit plan involving equity interests; provided that such payments shall not in the aggregate exceed $5,000,000 per annum and (ii) to the extent constituting a Restricted Payment, if (A) no Event of Default exists or would result therefrom and (B) the Liquid Asset Coverage Ratio is greater than 2.10:1.00, cash bonus payments to employees and non-employee directors pursuant to compensation programs in the ordinary course of business or consistent with past practice or industry practice.

(f) if (i) no Event of Default exists or would result therefrom and (ii) the Liquid Asset Coverage Ratio is greater than 2.10:1.00, Restricted Payments in an amount that would not cause the Liquid Asset Coverage Ratio to be less than 2.10:1.00, on a pro forma basis immediately after giving effect to such Restricted Payment; and

(g) any other Restricted Payment approved by the Lender in writing (which may be by email).

7.6 [Reserved].

7.7 Limitation on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including (X) the purchase, sale, lease or exchange of any property, (Y) the rendering of any service or agreements for financial advisory, financing, underwriting or placement services or in respect of other financial advisory services including in respect of acquisitions or divestitures, or (Z) agreements for sourcing policies and similar activities) with any Affiliate of the Borrower (an “Affiliate Transaction”) that (i) involve aggregate consideration in excess of $1,000,000 unless the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Subsidiary, as the case may be, other than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate (an “Arms-Length Affiliate Transaction”) or (ii) is otherwise listed on Schedule 4.23, except:

(a) Term Loans and other transactions between or among any of the Loan Parties;

(b) the SPAC Transactions and payment of Transaction Costs;

(c) (i) Restricted Payments permitted under subsection 7.5, (ii) Permitted Investments and (iii) the incurrence and payment in respect of the SPV Investment Documents and any Permitted Subordinate Indebtedness under and as defined in the Owl Rock Credit Facility and any related loan documents in connection therewith;

(d) employment and severance agreements with officers, employees and directors in the ordinary course of business or consistent with past practice or industry practice or pursuant to stock option plans and employee benefit plans and arrangements, subject to the limitation on Restricted Payments in connection with such agreements as set forth in subsection 7.5;

(e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business or consistent with past practice or industry practice;

(f) the incurrence of Indebtedness permitted by subsection 7.1 and payment with respect to such Indebtedness permitted by subsection 7.5 or 7.6;

(g) Standard Securitization Undertakings in connection with any Permitted Securitization Financing; and

(h) such other transactions approved by the Lender in writing (which may be by email).

Notwithstanding the foregoing:

(i) the Borrower will not, and will not permit any Loan Party to buy from a Subsidiary which is not a Loan Party any group of Purchased Policies unless such group of Purchased Policies is comprised of Eligible Policies that are purchased for a price equal to or less than the lower of (Y) the aggregate cost to purchase such Purchased Policies paid by such non-Loan Party or (Z) the fair market value of such Purchased Policies, having regard to the nature and characteristics of the group of Purchased Policies taken as a whole, as determined in good faith by the Borrower. The Borrower will not, and will not permit any Loan Party to sell to a Subsidiary which is not a Loan Party any group of Purchased Policies other than a sale of Purchased Policies to a Securitization Subsidiary in connection with a Permitted Securitization Financing or to a Designated Non-Guarantor, in either case for a price equal to or greater than the greater of (Y) the aggregate cost to purchase such Purchased Policies paid by such Loan Party or (Z) the fair market value of such Purchased Policies, having regard to the nature and characteristics of the group of Purchased Policies taken as a whole, as determined in good faith by the Borrower.

For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements of being an Arms-Length Affiliate Transaction if:

(i)	such Affiliate Transaction is approved by a majority of the Disinterested Directors; or

(ii)	a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

7.8 [Reserved].

7.9 Limitation on Investments. The Borrower will not, and will not permit any Subsidiaries to, directly or indirectly, to make any Investments other than Permitted Investments.

7.10 Limitation on Restrictions on Distributions from Subsidiaries. The Borrower will not, and will not permit any Subsidiary to enter into any Contractual Obligation that limits the ability (x) of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Liens on the property of such Person to secure the SPV Investment Document Obligations, (y) of any Subsidiary to (i) make cash dividends or other distributions to the Borrower, (ii) Guarantee the Obligations or (iii) transfer any of its property to the Borrower, except, in each case, such encumbrances and restrictions imposed by:

(a) this Agreement or any other SPV Investment Document;

(b) any Requirement of Law;

(c) any Contractual Obligation set forth on Schedule 7.10;

(d) any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation related only to such property or (ii) of any Loan Party existing at the time such Loan Party was merged or consolidated with or into, or acquired by the Borrower or other Loan Party, or otherwise became a Subsidiary of the Borrower, in each case not created in contemplation of such acquisition, merger or consolidation or otherwise becoming a Subsidiary of the Borrower;

(e) with respect to assets other than Eligible Assets, cash and Cash Equivalents, customary non-assignment provisions entered into in the ordinary course of business or consistent with past practice or industry practice;

(f) with respect to any Designated Non-Guarantor any Contractual Obligation related to any Indebtedness of such Designated Non-Guarantor or any Lien granted on the assets of such Designated Non-Guarantor permitted by this Agreement;

(g) any Contractual Obligation related to any sale, transfer or other Asset Disposition permitted by this Agreement pending the consummation of such sale, transfer or other Asset Disposition; provided that such restrictions and conditions apply only to the property (or if a Person, such Person) that is the subject of such sale, transfer or other Asset Disposition;

(h) customary provisions in joint venture agreements (or agreements governing non-wholly owned Persons) and other similar agreements applicable to joint ventures (and other non-wholly owned Persons) permitted by this Agreement and applicable solely to such joint venture (or such other non-wholly owned Person);

(i) customary provisions in leases, subleases, licenses or asset sale or purchase agreements otherwise permitted by this Agreement so long as such restrictions relate solely to the assets subject thereto;

(j) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(k) any Standard Securitization Undertakings relating to any Permitted Securitization Financing or any Contractual Obligation related to the Permitted Securitization Financing Assets for such Permitted Securitization Financing;

(l) the Owl Rock Credit Facility and any loan documentation in connection therewith;

(m) any amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing of any restriction, provision or Contractual Obligation otherwise permitted under this subsection 7.10; provided that any such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing only applies to the assets previously subject thereto and is no more restrictive, when taken as a whole, with respect to such limitations than those contained in such Contractual Obligations as in effect immediately prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement or refinancing; and

(n) any other Contractual Obligation approved by the Lender in writing (which may be by email).

7.11 Financial Covenant. Commencing with the last day of the fiscal quarter ending on the first full fiscal quarter following the Closing Date, the Borrower shall not permit the Consolidated Net Leverage Ratio as of the last day of any fiscal quarter to exceed 2.50:1.00.

7.12 Limitation on Lines of Business. The Borrower will not, and will not permit any Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Subsidiary, except for those businesses of the same general type (including any insurance related matters) as those in which the Borrower and the Subsidiaries are engaged on the Closing Date or that constitutes a Related Business.

SECTION 8. EVENTS OF DEFAULT.

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; provided that any non-payment of principal, interest or other amounts resulting from the Borrower’s good faith payment of an invoice received from the Lender in a lesser amount (such invoice, an “Incorrect Invoice”) shall not constitute an Event of Default; provided, further, that, in the event that the Lender issues an Incorrect Invoice and subsequently delivers to the Borrower a corrected invoice with respect thereto, any non-payment of any principal within three Business Days following receipt of a corrected invoice from the Lender and non-payment of interest or other amounts within five Business Days of receipt of a corrected invoice from the Lender shall, in each case, constitute an Event of Default hereunder;

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other SPV Investment Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other SPV Investment Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided for any failure of any representation or warranty that was unintentional the underlying facts of which are capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such failure shall only constitute an Event of Default if, and to the extent, such underlying facts go unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower actually becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Lender; provided further, that any incorrect representation or warranty of, on behalf of, or with respect to, an immaterial Subsidiary or Designated Non-Guarantor that otherwise results in an Event of Default under this subsection 8.1(b) shall constitute an Event of Default under this subsection 8.1(b) only to the extent that the fact, event or circumstance underlying such incorrect representation or warranty has resulted in a Material Adverse Effect;

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 7 of this Agreement (subject to, in the case of the financial covenant contained in subsection 7.11, the cure rights in subsection 8.2 and limitations in subsection 8.3);

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other SPV Investment Document (other than as provided in paragraphs (a) through (c) of this subsection 8.1), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Borrower by the Lender;

(e) (i) Any Loan Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding Indebtedness hereunder and any Indebtedness owed to the Borrower or any other Loan Party) in excess of $1,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Loan Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding Indebtedness hereunder and any Indebtedness owed to the Borrower or any other Loan Party) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and any such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given (in the case of the preceding clauses (i) and (ii)), and such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness; provided that this clause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (2) any event requiring a prepayment or offer to purchase pursuant to customary asset sale or change of control; and (3) intercompany financing arrangements unless any enforcement action is taken with respect thereto or the same has been accelerated (it being understood that a permitted or consensual prepayment of any such intercompany financing arrangement in connection with another intercompany transaction (or series of transactions) shall not be considered an enforcement action or an acceleration); provided, further, that in the case of Indebtedness consisting of Hedging Obligations under a Hedging Agreement, neither clause (i) above nor this clause (ii) shall apply with respect thereto and an Event of Default under this subsection 8.1(e) shall only arise with respect to a Hedging Obligation under a Hedging Agreement in the event a Loan Party’s actions (or failure to act) results in termination events or equivalent events pursuant to the terms of such Hedging Agreement and as a result thereof (x) such Hedging Agreement has affirmatively been terminated by notice to the applicable Loan Party from the applicable counterparty (or automatically becomes terminated as a result of an Event of Default under subsection 8.1(f)) and (y) the amount of such Hedging Obligations due upon such termination is in excess of $1,000,000.

(f) If (i) the Borrower or any of the Borrower’s Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary that is not a Loan Party) or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of the Borrower’s Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of the Borrower’s Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of the Borrower’s Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of the Borrower’s Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; provided further, in the case of any Permitted Subordinate Indebtedness under and as defined in the Owl Rock Credit Facility and any related loan documents in connection therewith, any default (including any payment default at maturity) under the documentation governing such Permitted Subordinate Indebtedness shall not give rise to a default under this clause (e) if the Borrower remains in compliance with the applicable subordination agreement or terms required under the Owl Rock Credit Facility and such default is not a default under the Owl Rock Credit Facility under a provision similar in substance to this clause (e);

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Lender likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of Section 4245 of ERISA) of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect;

(h) One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof or to be received in respect thereof in the event any appeal thereof shall be unsuccessful or that such amount will be reimbursed by the insurer within 365 days of receipt of evidence of such judgment or decree) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

(i) The Guaranty Agreement shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof and thereof), or the Borrower or any Loan Party, in each case that is party to such Guaranty Agreement shall so assert in writing;

(j) [Reserved];

(k) A Change of Control shall have occurred;

(l) [Reserved];

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments, if any, shall automatically terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other SPV Investment Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other SPV Investment Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this subsection 8.1, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary otherwise contained in this Section 8 or in any SPV Investment Document, in the event of any Financial Covenant Event of Default (or if the Borrower reasonably anticipates a Financial Covenant Event of Default will occur) for any Relevant Four Fiscal Quarter Period, then during the period specified as set forth in the definition of Specified Equity Contribution, the Borrower shall have the right to cure such failure by receiving a Specified Equity Contribution, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, and upon receipt by the Borrower of such Specified Equity Contribution (the “Cure Amount”) pursuant to the exercise of such cure right, Consolidated Net Leverage Ratio shall be recalculated with respect to the relevant measurement period giving effect to the following pro forma adjustments:

(i) with respect to the measuring compliance with the covenant in subsection 7.10(a) for the purpose of calculating the Consolidated Net Leverage Ratio after receipt of a Cure Amount, Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Financial Covenant Event of Default resulting from a breach of the financial covenant set forth in subsection 7.11(a) with respect to any relevant measurement period that includes the fiscal quarter for which the cure right was exercised and not for any other purpose under this Agreement, by an amount equal to be in compliance with the requirements of subsection 7.11(a),

(ii) [Reserved].

(iii) for the avoidance of doubt, a Cure Amount can be used for both subsection 7.11(a) and subsection 7.11(b) for the same relevant period of measurement, and if after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of subsection 7.11(a) and subsection 7.11(b), as applicable, the Borrower shall be deemed to have satisfied the requirements of the applicable financial covenants in subsection 7.11 as of the relevant test date (with retroactive effect) with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants in subsection 7.11 that had occurred shall be deemed cured for purposes of this Agreement, provided that (x) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no cure right is exercised,

(y) such cure right shall not be exercised in more than three Fiscal Quarters during the term of this Agreement and (z) if the Borrower receives a Specified Equity Contribution prior to the deadline to cure such breach or default, as applicable and the Cure Amount associated therewith is insufficient to cure the Financial Covenant Event of Default with respect to the relevant measurement period, any subsequent Specified Equity Contribution to “top-up” such Cure Amount prior to the occurrence of the deadline to cure such breach or default shall be deemed to be the same exercise of the cure right(s).

(b) The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Consolidated EBITDA in any determination of any financial ratio-based conditions, pricing or basket under Section 7 (other than as applicable to subsection 7.11(a)).

(c) The Lender shall not exercise the right to accelerate the Term Loans or terminate the Commitments and the Lender shall not exercise any other remedy under this Agreement, the other SPV Investment Documents or applicable Requirement of Law prior to the applicable date in the definition of Specified Equity Contribution solely on the basis of an Event of Default having occurred and continuing under subsection 7.11 (except to the extent that the Borrower has confirmed that in writing that it does not intend to exercise the cure right).

8.3 Expired Defaults. To the extent Section 8 requires a written notice to Borrower by the Lender in order for such Default to become an Event of Default, then such Default will not constitute an Event of Default until the Lender, as applicable, notify the Borrower in writing of the Default and Borrower does not cure such Default prior to the receipt of such notice (subject to applicable grace periods); provided that, a notice of Default may not be given with respect to any action taken, and reported publicly or disclosed in writing to the Lender, more than two years prior to such notice of Default (an “Expired Default”) and no Person shall be permitted to exercise rights and/or remedies with regard to such Expired Default.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

SECTION 9. THE LENDER.

9.1 [Reserved].

9.2 [Reserved].

9.3 [Reserved].

9.4 [Reserved].

9.5 [Reserved].

9.6 [Reserved].

9.7 [Reserved].

9.8 [Reserved].

9.9 [Reserved].

9.10 [Reserved].

9.11 [Reserved].

9.12 [Reserved]

9.13 [Reserved].

9.14 Application of Proceeds. The Lender agrees as follows: Subject in all respects to the Subordination Restrictions, after the occurrence and during the continuance of an Event of Default under subsection 8.1(f), all amounts collected or received by the Lender on account of amounts then due and outstanding under any of the SPV Investment Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Lender in connection with enforcing the Lender’s rights under the SPV Investment Documents, second, to pay interest and accrued but unpaid fees and premiums (if any) on the Term Loans then outstanding, third, to pay principal of the SPV Investment Document Obligations then outstanding and any premium (if any) thereon, fourth, to pay all other SPV Investment Document Obligations that are then due and payable to the Lender, ratably based upon the respective aggregate amounts of all such SPV Investment Document Obligations then owing to the Lender, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

9.15 [Reserved].

9.16 [Reserved].

9.17 [Reserved].

SECTION 10. MISCELLANEOUS.

10.1 Amendments and Waivers.

(a) Neither this Agreement nor any other SPV Investment Document, nor any terms hereof or thereof, may be amended, restated, supplemented or otherwise modified or waived except with the written consent of the Lender and the Borrower (and if any other Loan Party is party to the relevant SPV Investment Document, such other Loan Party).

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to the Lender and shall be binding upon the Loan Parties, the Lender, and all future holders of the Term Loans. In the case of any waiver, each of the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other SPV Investment Documents, and to the extent set forth in any such waiver, any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) [reserved]

(d) [reserved].

(e) [reserved].

(f) [reserved].

10.2 Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic mail, when sent, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower and Lender, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Loans:

The Borrower:	Abacus Life, Inc. 513 Thistley Lane Chesapeake, VA 23322 Attention: Dani Theobald Telephone: 407.988.1476 Email: dani@abacuslife.com jay@abacuslife.com

with copies (which shall not constitute notice to the Borrower) to:	Locke Lord LLP Terminus 200, Suite 2000 3333 Piedmont Road, NE Atlanta, Georgia 30305 Attention: Brian T. Casey, Esq. Facsimile: 404.806.5638 Telephone: 404.870.4638 Email: BCasey@lockelord.com

The Lender:	Abacus Investment SPV, LLC 2200 Georgetown Drive, Suite 500 Sewickley, PA 15143 Attention: John P. Sieminski Telephone: 724.935.8091 Email: jsieminski@emslp.com jay@abacuslife.com provided that any notice, request or demand to or upon the Lender pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party to confirm in writing any telephonic notice permitted to be given hereunder, the Lender may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Lender in good faith to be from a Responsible Officer.

(c) Effectiveness of Facsimile Documents and Signatures. The SPV Investment Documents and any waiver or amendment hereto may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff” and signed using DocuSign or other electronic signature methods) and may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute on and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on each Loan Party and the Lender. Further, the words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Lender may also require that any such documents and signatures be confirmed by delivery of a signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to the Lender pursuant to Section 2 if the Lender, has notified the Borrower that it is incapable of receiving notices under such Section 2 by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e) ANY ELECTRONIC PLATFORM USED IN CONNECTION WITHI THE SPV INVESTMENT DOCUMENTS IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE LENDER NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF ANY ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR ANY ELECTRONIC PLATFORM.

(f) The Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other SPV Investment Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other SPV Investment Documents shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees:

(a) to pay or reimburse the Lender for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the development, preparation, execution and delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other SPV Investment Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions contemplated hereby and thereby and (iii) the initial establishment of the SPV and (2) the reasonable and documented out-of-pocket costs, fees and expenses of (x) any firm of outside counsel to the Lender, and to the extent reasonably necessary following consultation with the Borrower, a single local counsel in each relevant material jurisdiction (or, in the case of an actual or perceived conflict of interest, where the Lender affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent, retains its own counsel, of another firm of counsel for such affected Lender or another counsel approved by the Borrower) and (y) consultants, advisors, appraisers, auditors or other service providers; provided that, with respect to costs, fees and expenses related to this clause (y), any retention of services by consultants, advisors, appraisers, auditors or other service providers (other than after the occurrence and during the continuance of an Event of Default) such retention must first be approved, in writing and in advance, by the Borrower in its reasonable discretion;

(b) to pay or reimburse the Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other SPV Investment Documents and any other documents prepared in connection herewith or therewith, including the reasonable and documented out-of-pocket costs, fees and expenses of counsel (limited to one firm of counsel and, if reasonably necessary, one firm of local counsel in each relevant material jurisdiction);

(c) to pay, indemnify or reimburse the Lender for, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other SPV Investment Documents and any such other documents; and

(d) to pay, indemnify or reimburse the Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of reasonable and documented out-of-pocket fees, costs and expenses of counsel, limited to one firm of counsel and, if reasonably necessary following consultation with the Borrower, one firm of local counsel in each relevant material jurisdiction for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent, retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim (including intra-party claims), litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrower (or its Affiliates) or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other SPV Investment Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans, the Transactions or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Lender (or any Related Party of any the Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) of the Lender (or any Related Party of the Lender), (ii) any material breach of any SPV Investment Document by the Lender (or any Related Party of any the Lender) as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not arise from any act or omission of the Borrower or any of its Subsidiaries and that do not involve claims against the Lender in its capacity as such. To the fullest extent permitted under applicable law, no Borrower nor any Indemnitee shall be liable for any indirect special, consequential or punitive damages in connection with the Facility and the transactions contemplated hereby or the administration thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this subsection 10.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

Subject to the Subordination Restrictions, all amounts due under this subsection 10.5 shall be payable not later than 30 days after written receipt of demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 10.5 shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Lender. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this subsection 10.5 shall survive repayment of the Term Loans and all other amounts payable hereunder, the termination of the Commitments.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (such assignee, an “Assignee”), except that no party to this Agreement may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party (provided that no consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default).

(b) Assignments shall be subject to the following additional conditions:

(A) any Term Loans acquired by the Borrower or any Subsidiary shall be retired and cancelled promptly upon acquisition thereof; and

(B) whether or not the Borrower’s consent to any assignment is required hereunder, the assigning Lender shall (1) promptly notify the Borrower of such assignment and (2) update the Register to reflect such assignment.

(C) Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender, except to the extent the Borrower has consented to such assignment in writing (in which case the Lender will not be considered a Disqualified Lender solely for that particular assignment).

(D) Subject to acceptance and recording thereof pursuant to subsection 10.6(f) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.13 and 10.5, and bound by its continuing obligations under subsection 10.16). Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with subsection 10.6(f).

(c) The Borrower hereby designates the Lender, and the Lender agrees, to serve as the Borrower’s non-fiduciary agent, solely for purposes of this subsection 10.6, to maintain in New York, New York (or such other place as the Lender may designate in a notice to the Borrower from time to time) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitments of, and interest on and principal amount of the Term Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to the Lender, the Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and any written consent to such assignment required by this subsection 10.6(a), the Lender shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Lender to the Borrower marked “cancelled.”

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8.1(a) or 8.1(f) (with respect to the Borrower) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(f) (i) The Lender may, in accordance with applicable law, without the consent of the Borrower, sell participations (other than, to the extent the list of Disqualified Lenders has been made available to the Lender, to a Disqualified Lender, a natural person, the Borrower, any Subsidiary thereof or any Affiliates thereof) to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, and the Term Loans owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Lender shall remain the holder of any such Term Loans for all purposes under this Agreement and the other SPV Investment Documents, and (D) the Borrower and the other Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation, the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of the Lender directly affected thereby pursuant to clause (i) (other than with respect to (i) reductions or forgiveness of premium or (ii) postponements of any scheduled amortization) or (iii) of the second proviso to the second sentence of subsection 10.1(a) and (2) directly affects such Participant. Subject to paragraph (f)(iii) of this subsection 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.13 and 10.5 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were the Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were the Lender. Notwithstanding the foregoing, the Lender shall not be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Borrower has consented to such participation in writing (in which case the Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with this subsection 10.6 shall be null and void.

(ii)

The Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amount) of each Participant’s interest in the Term Loans or other obligations under the SPV Investment Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any SPV Investment Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit, Tax proceeding or any other governmental inquiry to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed United States Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)

No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5, than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 3.11 to the extent such Participant fails to comply with subsection 3.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrower under subsection 3.11.

(iv)

Subject to paragraph (f)(iii), the Lender may also sell participations on terms other than the terms set forth in paragraph (f)(i) above, provided such participations are on terms and to Participants satisfactory to the Borrower and the Borrower has consented to such terms and Participants in writing.

(g) [Reserved].

(h) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Term Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from the Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law; provided that any such request shall be made solely for the foregoing purposes and not for the purpose of identifying the name of any Participant.

(i) [Reserved].

(j) [Reserved].

(k)    Notwithstanding anything contained in this Agreement or any other SPV Investment Document to the contrary, if the Lender or Participant at any time is a Disqualified Lender, then for so long as the Lender or Participant shall be a Disqualified Lender, the provisions of this subsection 10.6(k) shall apply with respect to such Disqualified Lender unless the Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower shall have consented to any assignment or participation to the Lender or Participant).

(i)	[reserved]

(ii)	[reserved].

(iii)

No Disqualified Lender (whether as the Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to the Lender hereunder or under any other SPV Investment Document, (B) have access to any Internet or intranet website to which any of the Lender has access (whether a commercial, third-party or other website or whether sponsored by the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with the Borrower and/or one or more Lender, (D) receive any information or material prepared by the Borrower and/or one or more Lender or (E) receive advice of counsel to the Lender or challenge their attorney-client privilege. Any Disqualified Lender shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Lender receives or possesses any such information or material, such Disqualified Lender shall (1) notify the Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower or, at the option of the Borrower, destroy (and confirm to the Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. The Lender (whether or not then a party hereto) agrees to notify the Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Lender or (y) any such Disqualified Lender has received any such information of materials.

(iv)

The rights and remedies of the Borrower provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower at law or in equity, and the Borrower shall be entitled to pursue any remedy available to it against the Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Lender or against any Disqualified Lender.

10.7 Adjustments; Set-off; Calculations; Computations.

(a) [Reserved].

(b) In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8.1(a) to set off and appropriate and apply against any amount then due and payable under subsection 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any SPV Investment Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the SPV Investment Documents.

(c) The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Lender or any of its Affiliates, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Lender.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other SPV Investment Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

10.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

10.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other SPV Investment Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Supreme Court of the State of New York for the County of New York located in the Borough of Manhattan (the “New York Supreme Court”), and the United States District Court for the Southern District of New York located in the Borough of Manhattan (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other SPV Investment Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii) the Lender may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any SPV Investment Documents, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this subsection 10.13(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(iv) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the applicable Lender, as the case may be, at the address specified in subsection 10.2 or at such other address of which any the Lender and the Borrower shall have been notified pursuant thereto;

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 10.13 any consequential or punitive damages.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other SPV Investment Documents;

(b) no Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other SPV Investment Documents, and the relationship between the Lender, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other SPV Investment Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lender or among the Borrower and the Lender.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER SPV INVESTMENT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Information (as defined below) and to not disclose such Information; provided that nothing herein shall prevent the Lender from disclosing the Information (i) to any other Lender party to this Agreement, (ii) subject to an agreement containing provisions substantially the same as those of this subsection 10.16 (or as may otherwise be reasonably acceptable to the Borrower), to (A) any Transferee, or prospective Transferee (including their respective beneficial owners and/or prospective investors; provided that the disclosure of any such Information to any Transferee or prospective Transferee shall be made subject to the acknowledgement and acceptance by such Transferee or prospective Transferee that such Information is being disseminated on a confidential basis), (B) any prospective investors or financing sources, or (C) any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (iv) upon the request or demand of any Governmental Authority or examiner (or self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over the Lender or as shall otherwise be required pursuant to any Requirement of Law, provided that the Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement by the Lender (or any of their respective Affiliates), (vi) in connection with the exercise of any remedy hereunder, under any SPV Investment Document or under any Interest Rate Agreement, (vii) in connection with any litigation to which the Lender (or, with respect to any Interest Rate Agreement, any affiliate of the Lender party thereto) may be a party, subject to the notice proviso in clause (iv), (viii) if, prior to such Information having been so provided or obtained, such Information was (A) already in the Lender’s (or any of their respective Affiliates’) possession, (B) was provided by a third party source on a non-confidential basis, in each case of subclauses (A) and (B), so long as the source of such Information is not known by any of the Lender or their respective Affiliates to be bound to the confidentiality provisions of this Agreement or otherwise without a duty of confidentiality to the Borrower or (C) independently developed by the Lender (or any of their respective Affiliates); provided that no disclosure shall be made to any Disqualified Lender, (ix) for purposes of establishing a “due diligence” defense, (x) with the consent of the Borrower, (xi) subject to prior approval by the Borrower in its sole discretion (such approval not to be unreasonably withheld, conditioned or delayed) of the Information to be disclosed, to rating agencies in connection with obtaining or maintaining ratings for the Borrower and the Term Loans and (xii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower and its Subsidiaries received by it from the Lender). In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender, in each case only to the extent required for the administration and management of this Agreement, the other SPV Investment Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding any other provision of this Agreement, any other SPV Investment Document or any Assignment and Acceptance, the provisions of this subsection 10.16 shall survive with respect to the Lender until the second anniversary of the Lender ceasing to be the Lender. For purposes of this subsection 10.16 “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of its Subsidiaries’ respective directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its Subsidiaries or its business, other than any such information that is publicly available to the Lender prior to disclosure by the Borrower or any Subsidiary other than as a result of a breach of this subsection 10.16; provided that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential or is publicly available at the time such information is received.

(b) The Lender acknowledges that the Information (including any requests for waivers, consents, amendments and all periodic reporting and notices) furnished to it pursuant to this Agreement or the other SPV Investment Documents may include Material Non-Public Information, and confirms that the Lender has developed compliance procedures regarding the use of Material Non-Public Information and that the Lender will handle such Material Non-Public Information in accordance with those procedures and applicable Requirements of Law, including United States federal and state securities laws; and that the Lender has identified to the Borrower a credit contact who may receive information that may contain Material Non-Public Information in accordance with its compliance procedures and applicable Requirements of Law, including United States federal and state securities laws.

10.17 [Reserved]

10.18 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the CDD Rule, it is required to obtain, verify, and record information that identifies the Borrower and each Guarantor, which information includes the name of the Borrower and each Guarantor and other information that will allow the Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the CDD Rule, and the Borrower agrees to provide such information from time to time to the Lender.

10.19 [Reserved]

10.20 Electronic Execution of SPV Investment Documents, Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any SPV Investment Document, Assignment and Acceptance or in any amendment or other modification of any of the foregoing (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21 [Reserved].

10.22 Postponement of Subrogation. The Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full of all of the SPV Investment Document Obligations (other than contingent indemnity or reimbursement obligations) and the permanent termination of all Commitments. Any amount paid to the Borrower on account of any such subrogation rights prior to the payment in full of all of the obligations hereunder and under any other SPV Investment Document and the permanent termination of all Commitments shall be paid to the applicable Lender and credited and applied against the obligations of the Borrower, whether matured or unmatured, in such order as the applicable Lender shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrower hereunder or any Commitments remain outstanding hereunder or under any other SPV Investment Document, the Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other SPV Investment Document of such other Borrower to the Lender.

10.23 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the SPV Investment Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.24 Acknowledgment Regarding Any Supported QFCs. To the extent that the SPV Investment Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the SPV Investment Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the SPV Investment Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the SPV Investment Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this subsection 10.24, the following terms have the following meanings:

(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	“Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.25 Timing of SPAC Transaction and Merger. The parties to this Agreement acknowledge that (a) the SPAC Transactions and the transactions described in the Merger Agreement and the Proxy Statement were fully consummated, and the Effective Time (as defined in the Merger Agreement) occurred, immediately prior to the effectiveness of this Agreement and the other SPV Investment Documents, (b) the Borrower has executed this Agreement and the other SPV Investment Documents (to which it is a party), the SPAC Transactions and the transactions described in the Merger Agreement and the Proxy Statement after such transactions were fully consummated and (c) the SPAC Transactions shall not be restricted by any covenants in the SPV Investment Documents.

10.26 Status as Subordinated Indebtedness. This Agreement and the rights and Indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Restrictions, and the Lender, by its acceptance hereof, irrevocably agrees to be bound by the Subordination Restrictions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

BORROWER:	ABACUS LIFE, INC.

	By:	/s/ Dani Theobald
Name: Dani Theobald
Title: General Counsel

[Signature Page to Credit Agreement]

LENDER:	ABACUS INVESTMENT SPV, LLC, as a Lender

	By:	/s/ John Sieminski
Name: John Sieminski
Title: Secretary and General Counsel

[Signature Page to Credit Agreement]